SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ECHELON CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ECHELON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 24, 2011

10:00 A.M. PACIFIC TIME

We cordially invite you to attend the 2011 Annual Meeting of Stockholders of Echelon Corporation. The meeting will be held on Tuesday, May 24, 2011 at 10:00 a.m., Pacific Time, at 570 Meridian Avenue, San Jose, California 95126. At the meeting we will:

1.	Elect three Class A directors for a term of three years and until their successors are duly elected and qualified;

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	Hold a non-binding vote on executive compensation;

4.	Hold a non-binding vote on the frequency of executive compensation votes; and

5.	Transact any other business as may properly come before the meeting or any postponement or adjournment thereof.

These items are fully discussed in the following pages, which are made part of this Notice. Stockholders who owned our common stock at the close of business on Thursday, March 31, 2011 are entitled to notice of and to vote at the annual meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, via the Internet, as promptly as possible. You may also request a printed set of the proxy materials which will allow you to submit your vote by mail or by telephone, if you prefer. We encourage you to vote via the Internet. It is convenient, is more environmentally friendly, and saves us significant postage and processing costs.

Sincerely,

Ronald A. Sege
President and Chief Executive Officer

San Jose, California

April 14, 2011

2011 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

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REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS	59
OTHER MATTERS	60

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ECHELON CORPORATION

PROXY STATEMENT

FOR

2011 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors is soliciting Proxies for the 2011 Annual Meeting of Stockholders to be held at 570 Meridian Avenue, San Jose, California 95126 on Tuesday, May 24, 2011, at 10:00 a.m., Pacific Time. The address of our principal executive office is 550 Meridian Avenue, San Jose, California 95126 and our telephone number at this address is 408-938-5200. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters set forth in the attached Notice of Annual Meeting. Please read it carefully.

Beginning on April 14, 2011, we made copies of this Proxy Statement available to persons who were stockholders at the close of business on March 31, 2011, the record date for the annual meeting.

Notice of Internet Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have chosen to provide access to our proxy materials over the Internet. We are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and our beneficial owners. All stockholders will have the option to access the proxy materials on a website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy of the proxy materials are included in the Notice. You may also request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Electronic Access to Proxy Materials

The Notice will provide you with instructions on how to:

•	View on the Internet our proxy materials for our annual meeting; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing the proxy materials to you and will reduce the environmental impact of our annual meeting. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions including a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Costs of Solicitation

Echelon will pay the costs of soliciting proxies from stockholders. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners, including fees associated with:

•	Forwarding the Notice to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.

Certain of our directors, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by written communication, telephone, facsimile or other electronic means. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

Record Date and Shares Outstanding

Only stockholders of record at the close of business on March 31, 2011, are entitled to attend and vote at the annual meeting. On the record date, 42,099,339 shares of our common stock were outstanding and held of record. The closing price of our common stock on the Nasdaq Stock Market on the record date was $10.13 per share.

QUESTIONS AND ANSWERS REGARDING OUR ANNUAL MEETING

Although we encourage you to read this Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you may have about the annual meeting or this Proxy Statement.

Q: Why am I receiving these proxy materials?

A: Our Board of Directors is providing these proxy materials for you in connection with our annual meeting of stockholders, which will take place on May 24, 2011. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

Q: What is the Notice of Internet Availability?

A: In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the annual meeting, we are furnishing the proxy materials to our stockholders over the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.

We expect to mail the Notice on or about April 14, 2011, to all stockholders entitled to vote at the annual meeting. On the date of mailing of the Notice, all stockholders and beneficial owners will have the ability to access all of our proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

Q: What proposals will be voted on at the annual meeting?

A: There are four proposals scheduled to be voted on at the annual meeting:

•	Election of the three Class A nominees for director set forth in this Proxy Statement;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	Approval, in a non-binding advisory vote, of our executive compensation as described in this Proxy Statement; and

•	Determination, in a non-binding advisory vote, of whether a stockholder vote to approve our executive compensation should occur every one, two or three years.

Q: What is Echelon’s voting recommendation?

A: Our Board of Directors unanimously recommends that you vote your shares “FOR” each of the three Class A nominees to our Board of Directors, “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm, “FOR” the approval of our executive compensation as described herein (“Say-on-Pay Vote”) and in favor of the Say-on-Pay Vote occurring every “3 years.”

Q: Who can vote at the annual meeting?

A: Our Board of Directors has set March 31, 2011 as the record date for the annual meeting. All stockholders who owned Echelon common stock at the close of business on March 31, 2011, or the record date, may attend and vote at the annual meeting. Each stockholder is entitled to one vote for each share of common stock held as of the record date on all matters to be voted on. Stockholders do not have the right to cumulate votes. On March 31, 2011, 42,099,339 shares of our common stock were outstanding. Shares held as of the record date include shares that are held directly in your name as the stockholder of record and those shares held for you as a beneficial owner through a broker, bank or other nominee.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Most stockholders of Echelon hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record

If your shares are registered directly in your name with Echelon’s transfer agent, BNY Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares and the Notice has been sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to Echelon or to vote in person at the annual meeting.

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request a “legal proxy” from the broker, bank or other nominee who holds your shares, giving you the right to vote the shares at the annual meeting.

Q: How many votes does Echelon need to hold the annual meeting?

A: A majority of Echelon’s outstanding shares as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. Both abstentions and broker “non-votes” are counted as present for the purpose of determining the presence of a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card or voting instruction card or voted by telephone or via the Internet.

Q: What is the voting requirement to approve each of the proposals?

A: Proposal One — Directors are elected by a plurality vote, and therefore the three individuals receiving the highest number of “FOR” votes will be elected. Votes of “WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. You may vote either “FOR” or “WITHHOLD” on each of the three Class A nominees for election as director.

Proposal Two — The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of KPMG LLP as our company’s independent registered public accounting firm. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Two. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Proposal Three — The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to approve our executive compensation, on an advisory basis. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Three. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal. Because your vote is advisory, it will not be binding on our company or our Board of Directors. However, our Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal Four — The option of “3 YEARS,” “2 YEARS” or “1 YEAR” that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation recommended by stockholders. You may vote for a vote every “3 YEARS,” “2 YEARS” or “1 YEAR” or may “ABSTAIN” from voting on Proposal Four. Abstentions and broker non-votes will not be included in the tabulation of the voting results on this proposal. Because your vote is advisory, it will not be binding our company or our Board of Directors. However, our Board of Directors will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

Q: Who counts the votes?

A: Voting results are tabulated and certified by Broadridge Financial Solutions, Inc.

Q: What happens if I do not cast a vote?

A: Stockholders of record — If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting. However, if you submit a signed proxy card with no further instructions, the shares represented by that proxy card will be voted as recommended by our Board of Directors.

Beneficial owners — If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal One), the approval of our executive compensation, on an advisory basis (Proposal Three), and the determination of the frequency of the Say-on-Pay Vote, on an advisory basis (Proposal Four). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank, broker or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent rule changes eliminate the ability of your bank, broker or other nominee to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in the election of directors, no votes will be cast on your behalf. For more information on this topic, see the SEC Investor Alert issued in February 2010 entitled “New Shareholder Voting Rules for the 2010 Proxy Season” at http://www.sec.gov/investor/alerts/votingrules2010.htm. Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our company’s independent registered public accounting firm (Proposal Two).

Q: How can I vote my shares in person at the annual meeting?

A: Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring your proxy card or proof of identification to the annual meeting. Even if you plan to attend the annual meeting, Echelon recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. If you hold your shares in street name, you must request a legal proxy from your broker, bank or other nominee in order to vote at the annual meeting.

Q: How can I vote my shares without attending the annual meeting?

A: Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy; please refer to the voting instructions in the Notice or below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or other nominee; please refer to the voting instructions provided to you by your broker, bank or other nominee.

Internet — Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on the Notice until 11:59 p.m., Eastern Time, on May 23, 2011 or by following the instructions at www.proxyvote.com. Most of our stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, banks or other nominees. A large number of banks and brokerage firms are participating in Broadridge Financial Solutions, Inc.’s (formerly ADP Investor Communication Services) online program. This program provides eligible stockholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in Broadridge’s program.

Telephone — If you request a printed set of the proxy materials, you will be eligible to submit your vote by telephone.

Mail — If you request a printed set of the proxy materials, you may indicate your vote by completing, signing and dating the proxy card or voting instruction form where indicated and by returning it in the prepaid envelope that will be provided.

Q: How can I change or revoke my vote?

A: Subject to any rules your broker, bank or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the annual meeting.

Stockholders of record — If you are a stockholder of record, you may change your vote by (1) filing with our General Counsel, prior to your shares being voted at the annual meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) attending the annual meeting and voting in person (although attendance at the annual meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our General Counsel prior to the taking of the vote at the annual meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our General Counsel or should be sent so as to be delivered to our principal executive offices, Attention: General Counsel.

Beneficial owners — If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, bank or other nominee, or (2) if you have obtained, from the broker, bank or other nominee who holds your shares, a legal proxy giving you the right to vote the shares, by attending the annual meeting and voting in person.

In addition, a stockholder of record or a beneficial owner who has voted via the Internet or by telephone may also change his, her or its vote by making a timely and valid later Internet or telephone vote no later than 11:59 p.m., Eastern Time, on May  23, 2011.

Q: Where can I find the voting results of the annual meeting?

A: The preliminary voting results will be announced at the annual meeting. The final results will be reported in a current report on Form 8-K filed within four business days after the date of the annual meeting.

Q: Who are the proxies and what do they do?

A: The two persons named as proxies on the proxy card, Kathleen B. Bloch, our Senior Vice President and General Counsel, and Oliver R. Stanfield, our Executive Vice President and Chief Financial Officer, were designated by our Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the proxy card, it will be voted in accordance with the instructions indicated on the proxy card. If you submit a signed proxy card, but do not indicate your voting instructions, your shares will be voted as recommended by our Board of Directors.

Q: What should I do if I receive more than one Notice or set of proxy materials?

A: If you received more than one Notice or set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the voting instructions on each Notice or voting instruction card that you receive to ensure that all of your shares are voted.

Q: How may I obtain a separate Notice or a separate set of proxy materials?

A: If you share an address with another stockholder, each stockholder may not receive a separate Notice or a separate copy of the proxy materials. Stockholders who do not receive a separate Notice or a separate copy of the proxy materials may request to receive a separate Notice or a separate copy of the proxy materials by contacting our Investor Relations department (i) by mail at 550 Meridian Avenue, San Jose, California 95126, (ii) by calling us at 408-938-5252 or (iii) by sending an email to mlarsen@echelon.com. Alternatively, stockholders who share an address and receive multiple Notices or multiple copies of our proxy materials may request to receive a single copy by following the instructions above.

Q: What happens if additional proposals are presented at the annual meeting?

A: Other than the four proposals described in this Proxy Statement, Echelon does not expect any additional matters to be presented for a vote at the annual meeting. If you are a stockholder of record and grant a proxy, the persons named as proxy holders, Kathleen B. Bloch, our Senior Vice President and General Counsel, and Oliver R. Stanfield, our Executive Vice President and Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of Echelon’s Class A nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board of Directors.

Q: Is my vote confidential?

A: Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Echelon or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation by our Board of Directors. Occasionally, stockholders provide written comments on their proxy cards, which are then forwarded to Echelon’s management.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Our stockholders may submit proposals that they believe should be voted upon at our next year’s annual meeting or nominate persons for election to our Board of Directors. Stockholders may also recommend candidates for election to our Board of Directors (See “Corporate Governance and Other Matters—Consideration of Stockholder Recommendations and Nominations of Board Members”). Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2012 proxy statement and proxy. Any such stockholder proposals must be submitted in writing to the attention of Kathleen B. Bloch, Senior Vice President, General Counsel and Secretary, Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126, no later than December 16, 2011, which is the date 120 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our 2012 proxy statement.

Alternatively, under our Bylaws, a proposal or a nomination that the stockholder does not seek to include in our 2012 proxy statement pursuant to Rule 14a-8 may be submitted in writing to Kathleen B. Bloch, Senior Vice President, General Counsel and Secretary, Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126, for the 2012 annual meeting of stockholders not less than 20 days nor more than 60 days prior to the date of such meeting. Note, however, that in the event we provide less than 30 days notice or prior public disclosure to stockholders of the date of the 2012 annual meeting, any stockholder proposal or nomination not submitted pursuant to Rule 14a-8 must be submitted to us not later than the close of business on the tenth day following the day on which notice of the date of the 2012 annual meeting was mailed or public disclosure was made. For example, if we provide notice of our 2012 annual meeting on April 17, 2012 for a 2012 annual meeting on May 15, 2012, any such proposal or nomination will be considered untimely if submitted to us after April 27, 2012. For purposes of the above, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, or in a document publicly filed by us with the SEC. As described in our Bylaws, the stockholder submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our common stock. If a stockholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws, or the Bylaw Deadline, the stockholder will not be permitted to present the proposal to our stockholders for a vote at the 2012 annual meeting.

The rules of the SEC also establish a different deadline for submission of stockholder proposals that are not intended to be included in our 2012 proxy statement with respect to discretionary voting, or the Discretionary Vote Deadline. The Discretionary Vote Deadline for the 2012 annual meeting is February 29, 2012, the date which is 45 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2012 annual meeting.

Because the Bylaw Deadline is not capable of being determined until we publicly announce the date of our 2012 annual meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at the 2012 annual meeting and we believe that our proxy holders at such meeting would be allowed to use the discretionary authority granted by the proxy to vote against the proposal at such meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

CORPORATE GOVERNANCE AND OTHER MATTERS

Corporate Governance

Corporate Governance Guidelines

Our Board of Directors adopted Corporate Governance Guidelines in November 2002 that outline, among other matters, the role and functions of our Board of Directors and the composition and responsibilities of various committees of our Board of Directors. The Corporate Governance Guidelines are available, along with other important corporate governance materials, at the investor relations section of our website at www.echelon.com.

The Corporate Governance Guidelines provide, among other things, that:

•	A majority of the directors must meet the independence criteria established by Nasdaq.

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If the Chairman of the Board is not an independent director, then a Presiding Director must be appointed by the outside directors to assume the responsibility of chairing the regularly scheduled meetings of outside directors.

•	Our Board of Directors shall have a policy of holding separate meeting times for outside directors.

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All of the members of the Nominating and Governance Committee, Audit Committee and Compensation Committee must meet the criteria for independence established by Nasdaq, except that our Board of Directors may make exceptions to this policy with respect to the Nominating and Governance Committee that are consistent with regulatory requirements.

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Our Board of Directors shall have responsibility over such matters as overseeing our Chief Executive Officer and other senior management in the competent and ethical operation of our company, gathering and analyzing information obtained from management, retaining counsel and expert advisors, and overseeing and monitoring the effectiveness of governance practices.

In April, 2008, our Board of Directors appointed Robert J. Finocchio, Jr. as Presiding Director. Pursuant to the Corporate Governance Guidelines, the Presiding Director was selected by our non-employee directors and assumed the responsibilities of chairing meetings of non-employee directors, serving as the liaison between our Chief Executive Officer, Chairman of the Board and our independent directors, approving Board of Directors meeting agendas and schedules and information flow to our Board of Directors and such further responsibilities that the non-employee directors as a whole designate from time to time.

As the operation of our Board of Directors is a dynamic process, our Board of Directors regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. Accordingly, our Board of Directors may modify the Corporate Governance Guidelines from time to time, as it deems appropriate.

In addition, in November 2009, we announced that M. Kenneth Oshman, Echelon’s Chairman of the Board and Chief Executive Officer had stepped down as our Chief Executive Officer, but would continue to serve as Executive Chairman of the Board.

Board Leadership Structure and Role in Risk Management

Our company’s management is responsible for the day to day assessment and management of the risks we face, while our Board administers its risk oversight function directly and through the Audit Committee and the Compensation Committee. Management regularly reports to our Board of Directors and/or the relevant Committee regarding identified or potential risks. The areas of material risk to our company include strategic, operational, financial, legal and regulatory risks. Our Board of Directors regularly reviews our company’s strategies and attendant risks, and provides advice and guidance with respect to strategies to manage these risks while attaining long- and short-terms goals. Operational risks, including supply risks that might cause, and reputational risks that might result from, operational issues; and financial risks, including internal controls and credit risk associated with our customers, as well as overall economic risks, are the purview of our Audit Committee. The Audit Committee’s review is accompanied by regular reports from management and assessments from our company’s internal and external auditors. In assessing legal or regulatory risks, our Board of Directors and the Audit Committee are advised by management, counsel and experts, as appropriate. The Compensation Committee is responsible for overseeing the management of risks associated with executive and employee compensation and plans, to ensure that our company’s compensation programs remain consistent with our stockholders’ interests and that such programs do not encourage excessive risk-taking.

Consideration of Stockholder Recommendations and Nominations of Board Members

The Nominating and Corporate Governance Committee of our Board of Directors will consider both recommendations and nominations from stockholders for candidates to our Board of Directors. A stockholder who desires to recommend a candidate for election to our Board of Directors shall direct the recommendation in writing to the Company Corporate Secretary, Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and our company within the last three years and evidence of the nominating person’s ownership of our stock and amount of stock holdings. For a stockholder recommendation to be considered by the Nominating and Corporate Governance Committee as a potential candidate at an annual meeting, nominations must be received on or before the deadline for receipt of stockholder proposals.

If, instead, a stockholder desires to nominate a person directly for election to our Board of Directors, the stockholder must follow the rules set forth by the SEC (see “Deadline for Receipt of Stockholder Proposals” above) and meet the deadlines and other requirements set forth in our Bylaws, including, (1) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of our company which are beneficially owned by such person, (d) any other information relating to such person that is required by law to be disclosed in solicitations of proxies for election of directors and (e) such person’s written consent to being named as a nominee and to serving as a director if elected; and (2) as to the stockholder giving the notice: (a) the name and address, as they appear on our company’s books, of such stockholder, (b) the class and number of shares of our company which are beneficially owned by such stockholder and (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) relating to the nomination.

Identifying and Evaluating Nominees for our Board of Directors

The Nominating and Corporate Governance Committee shall use the following procedures to identify and evaluate the individuals that it selects, or recommends that our Board of Directors select, as director nominees:

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The Committee shall review the qualifications of any candidates who have been properly recommended or nominated by stockholders, as well as those candidates who have been identified by management, individual members of our Board of Directors or, if the Committee determines, a search firm. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper.

•	The Committee shall evaluate the performance and qualifications of individual members of our Board of Directors eligible for re-election at the annual meeting of stockholders.

•

The Committee shall consider the suitability of each candidate, including the current members of our Board of Directors, in light of the current size and composition of our Board of Directors. In evaluating the suitability of the candidates, the Committee considers many factors, including, among other things, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. Diversity is also an important factor for the Committee to consider, as evidenced by the fact that two of the most recent additions to our company’s Board of Directors have added to its diversity. The Committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of our Board of Directors as a whole. Except as may be required by rules promulgated by Nasdaq or the SEC, it is the current sense of the Committee that there are no specific minimum qualifications that must be met by each candidate for our Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of our Board of Directors to possess.

•

After such review and consideration, the Committee selects, or recommends that our Board of Directors select, the slate of director nominees, either at a meeting of the Committee at which a quorum is present or by unanimous written consent of the Committee.

•	The Committee will endeavor to notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to our Board of Directors.

Standards of Business Conduct

We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of Echelon. The Code of Business Conduct and Ethics can be viewed at the investor relations section of our website at www.echelon.com. We will post any amendments to, or waivers from, our Code of Business Conduct and Ethics at that location on our website.

Stockholder Communications

Any stockholder may contact any of our directors by writing to them by mail or express mail c/o Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126.

Any stockholder communications directed to our Board of Directors (other than concerns regarding questionable accounting or auditing matters directed to the Audit Committee or otherwise in accordance with our Financial Information Integrity Policy, which Financial Information Integrity Policy can be viewed at the investor relations section of our website at www.echelon.com) will first go to our General Counsel, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

Unless the communication is marked “confidential,” our General Counsel will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The summary and response will be in the form of a memo, which will become part of our stockholder communications log that our General Counsel maintains with respect to all stockholder communications.

At least quarterly, or more frequently as our General Counsel deems appropriate, our General Counsel will forward all such original stockholder communications along with the related memos to our Board of Directors for review.

Any stockholder communication marked “confidential” will be logged by our General Counsel as “received” but will not be reviewed, opened or otherwise held by our General Counsel. Such confidential correspondence will be immediately forwarded to the addressee(s) without a memo or any other comment by our General Counsel.

Meetings and Attendance of our Board of Directors and Committees of our Board of Directors

Attendance of Directors at 2010 Annual Meeting of Stockholders

It is the policy of our Board of Directors to strongly encourage board members to attend the annual meeting of stockholders. Five members of our Board of Directors attended in person our annual meeting of stockholders on May 26, 2010.

Attendance at Board and Committee Meetings

Our Board of Directors held seven meetings in 2010. Each director is expected to attend each meeting of our Board of Directors and those committees on which he or she serves. During 2010, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors and (ii) the total number of meetings held by all committees of our Board of Directors on which such director served. During 2010, certain matters were approved by our Board of Directors or a committee of our Board of Directors by unanimous written consent.

Committees of our Board of Directors

Our Board of Directors currently has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee has a written charter that has been approved by our Board of Directors, copies of which can be viewed at the investor relations section of our website at www.echelon.com. Pursuant to our 1997 Stock Plan, our Board of Directors delegated authority to our Chief Executive Officer, Ronald A. Sege, to grant stock options and performance shares to employees who are not executive officers of up to a maximum of 25,000 shares per person per year and, generally, up to an aggregate of 250,000 shares per year. The Compensation Committee, Audit Committee, and Nominating and Corporate Governance Committee are described as follows:

Compensation Committee

In 2010, the Compensation Committee consisted of directors Armas Clifford Markkula, Jr., Richard M. Moley and Betsy Rafael. The current members of the Compensation Committee are Armas Clifford Markkula, Jr., Richard M. Moley (Chair) and Betsy Rafael. The Compensation Committee held four meetings in 2010. The purposes of the Compensation Committee are to:

•	discharge the responsibilities of our Board of Directors relating to compensation of our executive officers;

•	approve and evaluate executive officer compensation plans, policies and programs; and

•	produce an annual report on executive compensation for inclusion in our proxy statement.

The responsibilities of the Compensation Committee include annually reviewing and approving, for our Chief Executive Officer and our other executive officers, (1) annual base salary, (2) annual incentive bonus, including the specific goals and amount, (3) equity compensation, (4) employment agreements, severance arrangements and change in control agreements and provisions and (5) any other benefits, compensation or arrangements. In addition, the Compensation Committee will conduct an annual review of the performance of our Chief Executive Officer, and will oversee the management of risks associated with executive and employee compensation and plans to ensure that our company’s compensation programs remain consistent with our stockholders’ interests and that such programs do not encourage excessive risk-taking.

Audit Committee

In 2010, the Audit Committee consisted of directors Robyn M. Denholm, Robert J. Finocchio, Jr. and Betsy Rafael. The current members of the Audit Committee are Robyn M. Denholm, Robert J. Finocchio, Jr. (Chair) and Betsy Rafael. Our Board of Directors has determined that directors Denholm, Finocchio and Rafael are “audit committee financial experts,” as that term is defined in Item 401(h) of Regulation S-K of the Securities Act of 1933, as amended, and that all members of our Audit Committee are independent within the meaning of Rule 4200(a)(15) of the listing standards of the Marketplace Rules of the Nasdaq Stock Market. The Audit Committee held five meetings in 2010. The purposes of the Audit Committee are to:

•	oversee our accounting and financial reporting processes and the internal and external audits of our financial statements;

•

assist our Board of Directors in the oversight and monitoring of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications, independence and performance and (4) our internal accounting and financial controls;

•	outline to our Board of Directors the results of its monitoring and recommendations derived therefrom and improvements made, or to be made, in internal accounting controls;

•	prepare the report that the rules of the SEC require to be included in our annual proxy statement;

•	appoint our independent registered public accounting firm; and

•

provide to our Board of Directors such additional information and materials as it may deem necessary to make our Board of Directors aware of significant financial matters that require the attention of our Board of Directors.

The responsibilities of the Audit Committee include the continuous review of the adequacy of our system of internal controls; oversight of the work of our independent registered public accounting firm, including a post-audit review of the financial statements and audit findings; oversight of compliance with SEC requirements regarding audit related matters; review, in conjunction with counsel, any legal matters that could significantly impact our financial statements; and oversight and review of our information technology and management information systems policies and risk management policies, including our investment policies.

Nominating and Corporate Governance Committee

In 2010, the Nominating and Corporate Governance Committee consisted of directors Armas Clifford Markkula, Jr., Richard M. Moley and Larry Sonsini. The current members of the Nominating and Corporate Governance Committee are Armas Clifford Markkula, Jr., Richard M. Moley and Larry Sonsini (Chair). The Nominating and Corporate Governance Committee held one meeting in 2010. The purpose of the Nominating and Corporate Governance Committee is to ensure that our Board of Directors is properly constituted to meet its fiduciary obligations to stockholders and our company and that our company has and follows appropriate governance standards. To carry out this purpose, the Nominating and Corporate Governance Committee shall:

•	assist our Board of Directors by identifying prospective director nominees and to recommend to our Board of Directors the director nominees for the next annual meeting of stockholders;

•	develop and recommend to our Board of Directors the governance principles applicable to our company;

•	oversee the evaluation of our Board of Directors and management; and

•	recommend to our Board of Directors director nominees for each committee.

The responsibilities of the Nominating and Corporate Governance Committee include evaluating the composition, organization and governance of our Board of Directors and its committees, including determining future requirements; overseeing the performance evaluation process of our Board of Directors; making recommendations to our Board of Directors concerning the appointment of directors to committees, selecting Board committee chairs and proposing the slate of directors for election; and making recommendations to our Board of Directors regarding compensation for non-employee directors and Board committee members.

Director Independence

Our Board of Directors has affirmatively determined that each of its members, other than Robert R. Maxfield, M. Kenneth Oshman and Ronald A. Sege, are independent directors under the listing standards of the Marketplace Rules of the Nasdaq Stock Market and applicable SEC rules, and that all of its members, other than Mr. Maxfield, Mr. Oshman, Mr. Sege, were independent directors under the listing standards of the Marketplace Rules of the Nasdaq Stock Market in the three prior years.

Our Board of Directors has also determined that all directors serving as members of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent under the Nasdaq listing standards and the rules of the SEC. Additionally, our Board of Directors has determined that all members of the Compensation Committee meet the non-employee definition of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Director Compensation

In February 2007, our Board of Directors determined that in consideration for service on our Board of Directors, each non-employee director shall receive a cash payment of $40,000 per fiscal year, to be paid quarterly. In addition, in consideration for service on our Board of Directors or on one or more of our Compensation and/or Nominating and Corporate Governance Committees of our Board of Directors, each non-employee director shall receive a cash payment of $1,000 per Board of Directors meeting or Committee meeting attended, to be payable on the date of each such meeting so attended. We also determined that in consideration of the significantly greater time commitment and potential risk exposure for serving as a member of our Audit Committee, each director shall receive a cash payment of $2,000 per Audit Committee meeting attended, to be payable on the date of each such meeting so attended.

In April 2009, our Board of Directors determined that effective as of May 1, 2009 and through April 30, 2010, the cash compensation payable to each independent member of our Board of Directors would be reduced by 15%.

Furthermore, non-employee directors are eligible to participate in our 1997 Stock Plan. Our Board of Directors has adopted a program, effective as of the July 27, 2008 expiration date of the 1998 Director Option Plan, for automatically granting awards of nonqualified stock options to non-employee directors under the 1997 Stock Plan on the same terms as grants previously made under the 1998 Director Option Plan. Such program provides for the automatic grant of an option to purchase 25,000 shares of common stock on the date on which such person first becomes a non-employee director. Additionally, each non-employee director shall automatically be granted a 10,000 share option on the date of each annual meeting of stockholders, provided he or she is re-elected to our Board of Directors or otherwise remains on our Board of Directors on such date and provided that on such date he or she shall have served on our Board of Directors for at least the preceding six months. All options granted under this program are fully vested at grant. On May 26, 2010, the date of our 2010 annual meeting of stockholders, directors Denholm, Finocchio, Markkula, Moley, Rafael and Sonsini were each granted a 10,000 share option at a per share exercise price of $8.20.

Director Summary Compensation Table for Fiscal 2010

The table below summarizes the compensation paid by our company to non-employee directors for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)(3)	Total ($)
Robyn M. Denholm	52,400	34,310	86,710
Robert J. Finocchio, Jr.	53,400	34,310	87,710
Armas Clifford Markkula, Jr.	48,250	34,310	82,560
Robert R. Maxfield	(4)	(4)	(4)
Richard M. Moley	46,400	34,310	80,710
Betsy Rafael	55,100	34,310	89,410
Larry W. Sonsini	42,550	34,310	76,860

(1)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the grant date fair value of the stock awards (disregarding an estimate of forfeitures) as determined in accordance with FASB ASC Topic 718, which were recognized for financial statement purposes. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 16, 2011. These amounts do not correspond to the actual value that will be recognized by the directors upon exercise or sale of such awards.
(2)	On May 26, 2010, the date of our annual meeting of stockholders, each non-employee director serving in such capacity for at least the prior six months was granted a fully vested option to purchase 10,000 shares at a per share exercise price of $8.20, the closing price of our common stock on that date.
(3)	As of December 31, 2010, the aggregate number of shares underlying options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares
Robyn M. Denholm	45,000
Robert J. Finocchio, Jr.	50,000
Armas Clifford Markkula, Jr.	50,000
Robert R. Maxfield	(5)
Richard M. Moley	50,000
Betsy Rafael	40,000
Larry W. Sonsini	50,000

(4)	Effective November 5, 2009, Robert R. Maxfield was appointed President and Chief Executive Officer of Echelon, a position he held until August 19, 2010. See “Executive Compensation and Related Matters—Summary Compensation Table” for compensation amounts paid to Mr. Maxfield in his capacity as a non-employee director and as President and Chief Executive Officer.
(5)	See “Executive Compensation and Related Matters—Outstanding Equity Awards at 2010 Fiscal Year-End.”

PROPOSAL ONE

ELECTION OF DIRECTORS

General

We currently have nine members on our Board of Directors. Our Board of Directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. M. Kenneth Oshman, Ronald A. Sege and Larry W. Sonsini are the Class A directors whose terms will expire at the 2011 Annual Meeting of Stockholders and they have been nominated by our Board of Directors for reelection at the Annual Meeting of Stockholders to be held May 24, 2011. Robert J. Finocchio, Jr., Armas Clifford Markkula, Jr. and Robert R. Maxfield are the Class B directors whose terms will expire at the 2012 Annual Meeting of Stockholders and Robyn M. Denholm, Richard M. Moley and Betsy Rafael are the Class C directors whose terms will expire at the 2013 Annual Meeting of Stockholders. All of the directors, including the Class A nominees, are incumbent directors. There are no family relationships among any of our directors or executive officers, including any of the nominees mentioned above. Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them for the three Class A nominees. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote for a nominee designated by the present Board of Directors to fill the vacancy. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. Our Board of Directors recommends a vote “FOR” the election of each of the Class A nominees listed above.

Director Information

Current Directors

The names of the members of our Board of Directors, including the Class A nominees, their ages as of March 31, 2011 and certain information about them, are set forth below.

Name	Age	Principal Occupation
Robyn M. Denholm (1)	47	Chief Financial Officer of Juniper Networks, Inc.
Robert J. Finocchio, Jr. (1)	59	Corporate director, private investor and part time professor
Armas Clifford Markkula, Jr. (2) (3)	69	Vice Chairman of the Board of Directors of Echelon
Robert R. Maxfield	69	Private investor
Richard M. Moley (2) (3)	72	Private investor
M. Kenneth Oshman (4)	70	Executive Chairman of the Board of Directors of Echelon
Betsy Rafael (1) (2)	49	Vice President, Corporate Controller and Principal Accounting Executive of Apple, Inc.
Ronald A. Sege (4) (5)	53	President and Chief Executive Officer of Echelon
Larry W. Sonsini (3) (4)	70	Chairman of Wilson Sonsini Goodrich & Rosati, P.C.

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Denotes nominee for election at the 2011 Annual Meeting of Stockholders.
(5)	Sole member of the stock option committee.

Director Biographies

The business experience and other specific skills, attributes and qualifications of each of the nominees is as follows:

Robyn M. Denholm has been a director of our company since February 2008. Ms. Denholm is currently Chief Financial Officer and Executive Vice President of Juniper Networks. Prior to joining Juniper Networks in August 2007, Ms. Denholm was employed at Sun Microsystems where she served as Senior Vice President, Corporate Strategic Planning. In that role, she was responsible for Sun’s corporate operating system, and the global sales and service administration function and she served as the leader of Sun’s business transformation initiative. Ms. Denholm joined Sun in 1996 and served in executive assignments that included Senior Vice President, Finance; Vice President and Corporate Controller (Chief Accounting Officer); Vice President, Finance; Service Division, Director, Shared Financial Services APAC and Controller, Australia/New Zealand. Prior to joining Sun, Ms. Denholm served at Toyota Motor Corporation Australia for seven years and at Arthur Andersen and Company for five years, in various finance assignments. Ms. Denholm is a Fellow of the Institute of Chartered Accountants of Australia and holds a Bachelors degree in Economics from the University of Sydney and a Masters of Commerce degree from the University of New South Wales.

Our Nominating and Corporate Governance Committee has reviewed Ms. Denholm’s qualifications and background and has determined that based on her extensive executive and financial experience, Ms. Denholm is well qualified to serve as a director of our company in light of our company’s business activities.

Robert J. Finocchio, Jr. has been a director of our company since 1999. Mr. Finocchio served as Chairman of the Board of Informix Corporation, an information management software company, from August 1997 to September 2000. Since September 2000, Mr. Finocchio has been a dean’s executive professor at Santa Clara University’s Leavey School of Business. From July 1997 until July 1999, Mr. Finocchio served as President and Chief Executive Officer of Informix. From December 1988 until May 1997, Mr. Finocchio was employed with 3Com Corporation, a global data networking company, where he held various positions, most recently serving as President, 3Com Systems. Mr. Finocchio also serves as a director of Altera Corp. and served as a director of Sun Microsystems from 2006 to January 2010. Mr. Finocchio is Chair of the Board of Trustees of Santa Clara University. Mr. Finocchio holds a B.S. degree in Economics from Santa Clara University and an M.B.A. degree from the Harvard Business School.

Our Nominating and Corporate Governance Committee has reviewed Mr. Finocchio’s qualifications and background and has determined that based on his extensive executive and financial experience, Mr. Finocchio is well qualified to serve as a director of our company in light of our company’s business activities.

Armas Clifford Markkula, Jr. is the founder of our company and has served as a director since 1988. He has been Vice Chairman of our Board of Directors since 1989. Mr. Markkula was Chairman of the Board of Apple Computer from January 1977 to May 1983 and from October 1993 to February 1996 and was a director from 1977 to 1997. A founder of Apple, he held a variety of positions there, including President/Chief Executive Officer and Vice President of Marketing. Prior to founding Apple, Mr. Markkula was with Intel Corporation as Marketing Manager, Fairchild Camera and Instrument Corporation as Marketing Manager in the Semiconductor Division, and Hughes Aircraft as a member of the technical staff in the company’s research and development laboratory. Mr. Markkula is a former trustee of Santa Clara University and served as Chair of the Board of Trustees from 2003 through 2009. Mr. Markkula received B.S. and M.S. degrees in Electrical Engineering from the University of Southern California.

Our Nominating and Corporate Governance Committee has reviewed Mr. Markkula’s qualifications and background and has determined that based on his extensive executive experience, Mr. Markkula is well qualified to serve as a director of our company in light of our company’s business activities.

Robert R. Maxfield has been a director of our company since 1989 and served as President and Chief Executive Officer of our company from November 2009 until August 19, 2010 and as assistant to the CEO/President from August 19, 2010 to November 4, 2010. He also served as our company’s Senior Vice President of Products from April 2008 through September 2008 and a consultant to our company from October 2008 through April 2009. He was a co-founder of ROLM in 1969, and served as Executive Vice President and a director until ROLM’s merger with IBM in 1984. Following the merger, he continued to serve as Vice President of ROLM until 1988. Since 1988, he has been a private investor. Mr. Maxfield was a venture partner with Kleiner, Perkins, Caufield & Byers, a venture capital firm, from 1989 to 1992. Mr. Maxfield received B.A. and B.S.E.E. degrees from Rice University, and M.S. and Ph.D. degrees in Electrical Engineering from Stanford University.

Our Nominating and Corporate Governance Committee has reviewed Mr. Maxfield’s qualifications and background and has determined that based on his extensive executive experience, Mr. Maxfield is well qualified to serve as a director of our company in light of our company’s business activities.

Richard M. Moley has been a director of our company since 1997. Since August 1997, Mr. Moley has been a private investor. From July 1996 to August 1997, he served as Senior Vice President, Wide Area Business Unit and as a director of Cisco Systems, following Cisco Systems’ purchase of StrataCom, where he was Chairman of the Board, Chief Executive Officer and President. Mr. Moley also serves as a director of Linear Technology. Mr. Moley received a B.S. degree in Electrical Engineering from Manchester University, an M.S. degree in Electrical Engineering from Stanford University and an M.B.A. degree from Santa Clara University.

Our Nominating and Corporate Governance Committee has reviewed Mr. Moley’s qualifications and background and has determined that based on his extensive executive experience, Mr. Moley is well qualified to serve as a director of our company in light of our company’s business activities.

M. Kenneth Oshman has been Executive Chairman of our Board of Directors since November 2009 and served as Chief Executive Officer and Chairman of our Board of Directors from December 1988 until November 2009. He also served as our President from 1988 to 2001. Mr. Oshman, with three associates, founded ROLM Corporation, a telecommunications equipment company, in 1969. He was Chief Executive Officer, President and a director at ROLM from its founding until its merger with IBM in 1984. Following the merger, he became a Vice President of IBM and a member of its Corporate Management Board. He remained in that position until 1986. Prior to founding ROLM, Mr. Oshman was a member of the technical staff at Sylvania Electric Products from 1963 to 1969. Mr. Oshman served as a director of Sun Microsystems from 1988 to January 2010 and as a director of Knight-Ridder from 1996 to 2006. Mr. Oshman earned B.A. and B.S.E.E. degrees from Rice University and M.S. and Ph.D. degrees in Electrical Engineering from Stanford University.

Our Nominating and Corporate Governance Committee has reviewed Mr. Oshman’s qualifications and background and has determined that based on his extensive executive experience, Mr. Oshman is well qualified to serve as a director of our company in light of our company’s business activities.

Betsy Rafael has been a director of our company since November 2005. Since August 2007, Ms. Rafael has held the position of Vice President and Corporate Controller for Apple and was appointed to the additional role of Principal Accounting Executive in January 2008. From September 2006 to August 2007, Ms. Rafael held the position of Vice President, Corporate Finance for Cisco Systems. From April 2002 to September 2006, she served as Vice President, Corporate Controller and Principal Accounting Officer of Cisco Systems. From December 2000 to April 2002, Ms. Rafael was the Executive Vice President, Chief Financial Officer, and Chief Administrative Officer of Aspect Communications, Inc., a provider of customer relationship portals. From April 2000 to November 2000, Ms. Rafael was Senior Vice-President and CFO of Escalate Inc., an enterprise e-commerce application service provider. From 1994 to 2000, Ms. Rafael held a number of senior positions at Silicon Graphics, culminating her career at Silicon Graphics as Senior Vice President and Chief Financial Officer. Prior to SGI, Ms. Rafael held senior management positions in finance with Sun Microsystems and Apple Computer. Ms. Rafael began her career with Arthur Young & Company. Ms. Rafael received a B.S.C. degree in Accounting from Santa Clara University.

Our Nominating and Corporate Governance Committee has reviewed Ms. Rafael’s qualifications and background and has determined that based on her extensive executive and financial experience, Ms. Rafael is well qualified to serve as a director of our company in light of our company’s business activities.

Ronald A. Sege has been a President, Chief Executive Officer and a member of our Board of Directors since August 19, 2010. Mr. Sege served as President and Chief Operating Officer and a member of the board of directors of 3Com Corporation (“3Com”) from April 2008 until the acquisition of 3Com by Hewlett-Packard Company effective April 12, 2010. Prior to re-joining 3Com, Mr. Sege served as President and Chief Executive Officer of Tropos Networks, Inc., a provider of wireless broadband networks, from 2004 to 2008. Prior to Tropos, Mr. Sege was President and Chief Executive Officer of Ellacoya Networks, Inc., a provider of broadband service optimization solutions based on deep packet inspection technology, from 2001 to 2004. Prior to Ellacoya, Mr. Sege was Executive Vice President of Lycos, Inc., an internet search engine, from 1998 to 2001. Prior to Lycos, Mr. Sege spent nine years at 3Com, from 1989 to 1998, serving in a variety of senior management roles including Executive Vice President, Global Systems Business Unit. Mr. Sege holds an MBA from Harvard University and a Bachelor of Arts degree from Pomona College.

Our Nominating and Corporate Governance Committee has reviewed Mr. Sege’s qualifications and background and has determined that based on his extensive executive experience, Mr. Sege is well qualified to serve as a director of our company in light of our company’s business activities.

Larry W. Sonsini has been a director of our company since 1993. Mr. Sonsini serves as Chairman of the law firm of Wilson Sonsini Goodrich & Rosati, P.C., where he has practiced since 1966. Mr. Sonsini received an A.B. degree in Political Science and Economics and an L.L.B. degree from the University of California at Berkeley. Mr. Sonsini served as a director of LSI Logic Corporation (currently LSI Corporation), from 2000 to 2006, as a director of Pixar from 1995 to 2006 and as a director of Silicon Valley Bancshares from 2003 to 2006.

Our Nominating and Corporate Governance Committee has reviewed Mr. Sonsini’s qualifications and background and has determined that based on his extensive executive and legal experience, Mr. Sonsini is well qualified to serve as a director of our company in light of our company’s business activities.

Class A Director Nominees

M. Kenneth Oshman

Ronald A. Sege

Larry W. Sonsini

Vote Required

Directors shall be elected by a plurality vote. The three Class A nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes against, abstentions and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED SLATE OF CLASS A DIRECTORS.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM

With authority granted by our Board of Directors, the Audit Committee of our Board of Directors has appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2011, and our Board of Directors recommends that our stockholders vote “FOR” ratification of such appointment.

KPMG LLP was originally appointed as our independent registered public accounting firm on March 21, 2002, when we retained the firm to perform the annual audit of our financial statements for the fiscal year ended December 31, 2002. A representative of KPMG LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions from our stockholders.

Audit and Non-Audit Fees

The following table sets forth fees for services KPMG LLP provided during fiscal years 2010 and 2009:

	2010	2009
Audit fees (1)	$972,500	$895,000
Audit-related fees (2)	$32,500	$—
Tax fees	$—	$—
All other fees (3)	$15,445	$—

Total	$1,020,445	$895,000

(1)	Represents fees for professional services provided in connection with the audit of our annual financial statements and our internal control over financial reporting, the review of our quarterly financial statements, and other advice on accounting matters. The audit fees for 2010 represent the amount billed to our company as of the date of this Proxy Statement.
(2)	Audit-related fees during 2010 represent fees for services provided in connection with our Registration Statements on Forms S-3 and S-8.
(3)	All other fees in 2010 represent fees for due diligence services provided in connection with contemplated business transactions.

Our Audit Committee has considered whether the non-audit services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP and has concluded that the independence of KPMG LLP is maintained and is not compromised by the services provided. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by KPMG LLP. During fiscal year 2010, 100% of the services were pre-approved by the Audit Committee in accordance with this policy.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL THREE

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our executive officers listed under “Executive Compensation and Related Matters—Summary Compensation Table” (the “Named Executive Officers”), as disclosed in accordance with the SEC’s rules in the “Executive Compensation and Related Matters” section of this Proxy Statement beginning on page 28 below. As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, this proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Executive Officer, but rather the overall compensation of all of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on our company, the Compensation Committee or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Following is a summary of some of the key points of our 2010-2011 executive compensation program. See “Executive Compensation and Related Matters” below for more information.

•	Base salaries in 2010 were maintained at their January 2009 levels.

•

Certain long-term equity incentives granted to our executive officers in 2010 not only require time-based vesting, but are also subject to company performance requirements based on our company’s operating profit.

•

Our company’s gross burn rate for our 2010 annual overall employee grant was 4.6%, well below industry guidelines. We calculated this by including in the numerator the total number of shares subject to equity awards granted in 2010 (excluding grants made to our non-employee directors) and including in the denominator our weighted average shares outstanding in 2010. Calculated another way, by multiplying full-value awards that we granted in 2010 by a factor of 1.5, our gross burn rate was 5.25%. This latter calculation also excludes shares subject to performance-based vesting that were granted in 2010. No shares were delivered pursuant to performance-based vesting awards in 2010.

•	For 2011, 50% of our Chief Executive Officer’s total compensation (i.e., base salary plus target bonus) is linked to our company’s financial performance.

•

Under our 2011 management bonus plan, 100% of the targeted bonus for our Chief Executive Officer, Chief Financial Officer and other key executive officers is tied our company’s ability to generate revenue and control spending.

•

Change-in-control acceleration of vesting is based on a double trigger philosophy, such that both a change-in-control and a qualifying termination of employment are required before vesting will accelerate.

We believe that the information provided above and within the “Executive Compensation and Related Matters” section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Echelon Corporation approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Echelon Corporation Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL.

PROPOSAL FOUR

NON-BINDING VOTE ON THE FREQUENCY OF THE NON-BINDING VOTE ON EXECUTIVE

COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate, at least once every six years, how frequently we should seek a non-binding vote on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal Three beginning on page 22 of this Proxy Statement. As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, stockholders may indicate, by voting on this Proposal Four, whether they would prefer a non-binding vote on Named Executive Officer compensation once every one, two, or three years.

After careful consideration, our Board of Directors has determined for the following reasons that a non-binding vote on executive compensation that occurs triennially is the most appropriate alternative for the Company, and therefore our Board of Directors recommends that you vote for a three-years interval for the non-binding vote on executive compensation.

•

We are committed to the careful and thoughtful design and administration of our executive compensation program which is designed to promote a long-term connection between pay and performance. As described in “Executive Compensation and Related Matters—

Compensation Discussion and Analysis,” one of the core principles of our company’s executive compensation program is to ensure that management’s interests are aligned with the interests of our stockholders. Accordingly, our company grants equity awards with multi-year performance and service periods to encourage our executive officers to focus on the creation of sustainable long-term stockholder value. A triennial vote will allow our stockholders sufficient time to evaluate our executive compensation program in relation to our long-term performance. We believe that our stockholders can best evaluate the effectiveness of our executive compensation program over a three-year cycle, and that a one- or two-year cycle could yield a short-term mindset and detract from the long-term interests and goals of our company.

•

We carefully review changes to our executive compensation program to ensure that the program appropriately aligns the interests of our executive officers with the long-term interests of our stockholders and to ensure that the program appropriately balances risk and reward. A triennial vote will provide our Board of Directors and Compensation Committee sufficient time to thoughtfully consider and respond to the views and sentiments of our stockholders, implement any necessary changes to our executive compensation program and further evaluate the effectiveness of any modifications or other changes to our executive compensation program. Holding this advisory vote more frequently than every three years could render the vote less meaningful by not allowing enough time for our company to fully respond to the advisory vote and for our stockholders to evaluate the effectiveness of this response before the next vote occurs.

We understand that our stockholders may have different views as to what is the best approach for our company, and we look forward to hearing from our stockholders on this Proposal Four.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which Echelon Corporation is to hold a stockholder vote to approve the compensation of the Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on our company, the Compensation Committee or our Board of Directors in any way, our Board of Directors may decide that it is in the best interests of our stockholders and our company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A TRIENNIAL VOTE AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION. THE OPTION RECEIVING THE GREATEST NUMBER OF VOTES (EVERY ONE, TWO OR THREE YEARS) WILL BE CONSIDERED THE FREQUENCY SELECTED BY STOCKHOLDERS.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our common stock, as of March 31, 2011, for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options or other rights held by such person that are exercisable within 60 calendar days of March 31, 2011, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 42,099,339 shares of common stock outstanding as of March 31, 2011.

Name	Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:
ENEL Investment Holding BV (1)	3,000,000	7.1%

Directors and Executive Officers:
M. Kenneth Oshman (2) (3)	3,940,568	9.3%
Armas Clifford Markkula, Jr. (3) (4)	1,817,038	4.3%
Oliver R. Stanfield (3) (5)	720,913	1.7%
Robert R. Maxfield (3) (6)	411,940	*
Kathleen B. Bloch (3)	294,241	*
Ronald A. Sege (3) (7)	250,000	*
Richard M. Moley (3) (8)	215,589	*
Anders Axelsson (3)	135,040	*
Robert J. Finocchio, Jr. (3) (9)	105,000	*
Larry W. Sonsini (3)	64,261	*
Robyn M. Denholm (3)	45,000	*
Betsy Rafael (3)	40,000	*
Michael T. Anderson (3)	35,241	—
All directors and executive officers as a group (15 persons) (3)	8,184,298	18.9%

*	Less than 1%.
(1)	Affiliate of Enel S.p.A. Principal address is Viale Regina Margherita 137, Rome, Italy 00198.
(2)

Mr. Oshman’s principal address is c/o Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126. Includes (i) 1,830,136 shares held by M. Kenneth Oshman and Barbara S. Oshman, Trustees of the Oshman Trust dated July 10, 1979, (ii) 89,508 shares held by M. Kenneth Oshman, Trustee of M. Kenneth Oshman 2009A Annuity Trust dated August 4, 2009, (iii) 89,508 shares held by M. Kenneth Oshman, Trustee of Barbara S. Oshman 2009A Annuity Trust dated August 4, 2009, (iv) 98,107 shares held by M. Kenneth Oshman, Trustee of M. Kenneth Oshman 2010 Annuity Trust dated February 23, 2010, (v) 98,107 shares held by M. Kenneth Oshman, Trustee of Barbara S. Oshman 2010 Annuity Trust dated February 23, 2010, (vi) 210,492 shares held by M. Kenneth Oshman, Trustee of M. Kenneth Oshman 2010A Annuity Trust dated August 18, 2010, (vii) 210,492 shares held by M. Kenneth Oshman, Trustee of Barbara S. Oshman 2010A Annuity Trust dated August 18, 2010, (viii) 268,638 shares held by M. Kenneth Oshman, Trustee of M. Kenneth Oshman 2011 Annuity Trust #1 dated February 25, 2011, (ix) 268,638 shares held by M. Kenneth Oshman, Trustee of Barbara S. Oshman 2011 Annuity Trust #1 dated February 25, 2011, and (x) 488,428 shares held by O-S Ventures, of which Mr. Oshman is general partner.

(3)	Includes, for the applicable director or executive officer, the following shares exercisable within 60 days of March 31, 2011 upon the exercise of options, performance shares and/or stock settled stock appreciation rights, or SARs. The number of shares issued upon the exercise of SARs will be reduced at the time of exercise by (i) a number of shares sufficient to cover the grant price times the number of shares with respect to which the SAR is being exercised plus (ii) a number of shares sufficient to cover the amount of certain minimum withholding taxes due at the time of exercise. The number of shares withheld to cover the grant price and withholding taxes will be calculated based on the fair market value of our common stock on the date of exercise.

	Performance
	Options	Shares	SARs
• M. Kenneth Oshman	0	29,138	259,376
• Armas Clifford Markkula, Jr.	50,000	0	0
• Oliver R. Stanfield	0	11,875	73,126
• Robert R. Maxfield	30,000	0	0
• Kathleen B. Bloch	150,000	9,937	80,626
• Ronald A. Sege	0	0	0
• Richard M. Moley	50,000	0	0
• Anders Axelsson	0	9,937	80,626
• Robert J. Finocchio, Jr.	50,000	0	0
• Larry W. Sonsini	50,000	0	0
• Robyn M. Denholm	45,000	0	0
• Betsy Rafael	40,000	0	0
• Michael T. Anderson	0	8,750	18,750
• All directors and executive officers as a group	465,000	80,199	579,380

(4)	Includes 1,645,110 shares held by Armas Clifford Markkula, Jr. and Linda Kathryn Markkula, Trustees of the Restated Arlin Trust Dated December 12, 1990, and 121,928 shares held by the Markkula Family Limited Partnership. Mr. Markkula and his spouse disclaim beneficial ownership of all but 27,500 of the shares held by the Markkula Family Limited Partnership.
(5)	Includes (i) 563,395 shares held by Oliver Rueben Stanfield and Janet Helen Stanfield, Trustees of the Stanfield Family Trust UDT dated February 2, 2001, (ii) 250 shares held by Mr. Stanfield’s spouse and (iii) 11,000 shares held by the Calvin Family Trust (the “Calvin Trust”). Mr. Stanfield was appointed Co-Trustee of the Calvin Trust, which is for the benefit of his step-parent. Mr. Stanfield disclaims beneficial ownership of the shares held by the Calvin Trust except to the extent of his pecuniary interest.
(6)	Includes 381,940 shares held by Robert R. Maxfield, Trustee UA DTD 12/14/87.
(7)	As of March 31, 2011, none of the 250,000 shares held by Mr. Sege are vested. Subject to certain vesting acceleration provisions set forth in Mr. Sege’s employment agreement, all of such shares are subject to forfeiture to the Company, at no cost to the Company, if Mr. Sege’s employment is terminated prior to vesting. 125,000 of the shares vest as to 25% on August 19, 2011 and each one-year anniversary thereafter. The remaining 125,000 shares vest upon the satisfaction of certain performance criteria. See “Executive Compensation and Related Matters— Compensation Discussion and Analysis,” “—Outstanding Equity Awards at 2010 Fiscal Year-End,” footnote (3), and “—Potential Payments Upon Termination or Change in Control—Employment Agreement with Ronald A. Sege.”
(8)	Includes 165,589 shares held by the Richard Michael Moley and Elizabeth Moley 1989 Revocable Trust dtd 9/29/89, as amended 8/23/02.
(9)	Includes 55,000 shares held by the Robert J. and Susan H. Finocchio Family Trust dated January 9, 1990.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and our Compensation Committee’s decisions concerning the compensation of our executive officers and the reasons those decisions were made.

Executive Summary

Corporate Governance Best Practices

Our Compensation Committee, assisted by its independent compensation consultant, Compensia, stays informed of developing executive compensation best practices and strives to implement them. In this regard, our stockholders should note:

•	Of our Named Executive Officers, only our Chief Executive Officer, Mr. Sege has any contractual severance protection outside of a change of control.

•	If a change of control occurs, all of our Named Executive Officers have double-trigger, not single-trigger, equity vesting acceleration protection.

•	None of our Named Executive Officers or other employees have any golden parachute excise tax gross-up benefits.

•	In 2010, a portion of our Named Executive Officers’ equity compensation awards may only be earned upon achievement of meaningful performance criteria over multiple years.

•

Under our 2011 management bonus plan, 100% of the targeted bonus for our Chief Executive Officer, Chief Financial Officer and other key executive officers is tied our company’s ability to generate revenue and control spending.

Executive Compensation Questions and Answers

Q. What is our company’s overall executive compensation philosophy?

A. Our executive compensation programs are designed to meet the following objectives:

•	Attract and retain motivated and talented executives with a view to the competitive nature of the marketplace in the Silicon Valley and other areas in which we seek executive talent;

•	Motivate our executives to perform to the best of their abilities through a compensation strategy that includes meaningful “pay for performance”;

•

Align the interests of our executives with those of our stockholders by (i) providing our executive officers with incentives to attain our company’s long term goals, (ii) specifically linking our financial and operating results to compensation paid to executive officers, and (iii) with respect to long-term equity compensation, keeping within industry guidelines for dilution; and

•

Provide an executive compensation structure that is not only competitive in our geographic and industry areas, but is internally equitable and consistent based on the level of responsibilities for each executive position.

These objectives fit within our overall compensation philosophy by endeavoring to continuously improve our company’s performance, while recognizing the need to secure the future potential of our business. Our compensation philosophy is also intended to enhance stockholder value, provide proper compliance with regulatory and related requirements, and create a cohesive executive team.

To meet these objectives, we have implemented an executive compensation program based on the following general policies:

•	Pay cash compensation in the form of executive base pay that is competitive with the practices of other leading high technology companies in our area; and

•	Pay for performance:

•	through an annual management bonus plan that is based upon our company’s strategic business objectives; and

•

by providing significant long-term incentives in the form of equity compensation awards, which may include performance shares (also referred to as “restricted stock units”), stock appreciation rights (also referred to as “SARs”), restricted stock and/or stock options, in order to retain those individuals with the leadership abilities necessary to increase long-term stockholder value.

Q. Who are the officers on our company’s executive team?

A. Our executive team is currently comprised of the following individuals:

Title	Name

President and Chief Executive Officer	Ronald A. Sege

Executive Chairman of the Board	M. Kenneth Oshman

Executive Vice President and Chief Financial Officer	Oliver R. Stanfield

Senior Vice President of Utilities Sales and Market Development	Michael T. Anderson

Senior Vice President of Commercial Sales and Market Development	Anders Axelsson

Senior Vice President and General Counsel	Kathleen B. Bloch

Senior Vice President of Operations	Russell Harris

Senior Vice President of Engineering	Robert Hon

From November 2009 until August 2010, Robert R. Maxfield, one of our company’s directors, served as our Chief Executive Officer on an interim basis. Until November 2009, Mr. Oshman served as our Chief Executive Officer.

Throughout this proxy statement, our executive team is referred to as the “executive officers” and includes our “Named Executive Officers.”

Q. What is the role of our company’s Compensation Committee?

A. The Compensation Committee is responsible for ensuring compliance with our company’s executive compensation objectives and policies. Accordingly, the Compensation Committee reviews and approves our company’s annual compensation arrangements, including approving specific performance objectives for the compensation payable to our executive officers. These arrangements include annual base salary, annual incentive bonus, equity compensation, and other benefits or compensation. In performing these duties, the Compensation Committee is assisted by our Human Resources Department and receives input from our executive management, particularly our Chief Executive Officer. Management provides the Compensation Committee with information about our company and individual executive performance, market data, and management’s perspective and recommendations on compensation matters. The Compensation Committee is authorized to obtain the assistance of compensation consultants at any time. For example, in 2011 the Compensation Committee retained the services of Compensia, a management compensation consulting firm that provides executive compensation advisory services, to provide input regarding executive compensation, including base salary, bonuses and long-term equity incentives.

Our Compensation Committee approves and interprets our executive compensation and benefits plans and policies, including our stockholder-approved 1997 Stock Plan. Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are independent for purposes of the listing standards of the Nasdaq Stock Market, “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The members of our Compensation Committee currently are Armas Clifford Markkula, Jr., Richard M. Moley and Betsy Rafael, and the Compensation Committee is chaired by Mr. Moley. Our Compensation Committee operates under a written charter adopted by our Board of Directors which is available at the Investor Relations section of our website at www.echelon.com. The Compensation Committee held four meetings during 2010.

Q. What is the role of our Chief Executive Officer in compensation decisions?

A. Our Chief Executive Officer, with input from our Vice President of Human Resources, reviews the performance of our executive officers and presents his findings to our Compensation Committee, together with recommendations for their compensation structures. In 2010, our Chief Executive Officer also obtained input from the Executive Chairman of the Board. Each of the executive officers reports to our Chief Executive Officer, and in the past his evaluations were largely subjective rather than based on quantitative metrics.

In 2011, we implemented an employee performance management appraisal program under which each employee, including each of our executive officers, is charged with annually establishing specific, measurable performance objectives that are consistent with our company’s overall goals, as well as professional development goals. Each employee’s objectives are approved by his or her manager and the employee will be evaluated periodically against those objectives. In evaluating each executive officer, it is the view of our Chief Executive Officer and the Compensation Committee that each executive officer is expected to perform at a very high level and to also function as an integral part of a cohesive team. The goals of the performance management appraisal program are to provide objective criteria against which to evaluate the performance of our executive officers and support a “pay for performance” culture.

The Compensation Committee alone or in consultation with the full Board of Directors reviews the performance of our Chief Executive Officer and Executive Chairman. As with the other executive officers, each of our Chief Executive Officer and Executive Chairman is expected to perform at a very high level.

The Compensation Committee considers these findings and recommendations, but makes its own final determinations. This review process is generally conducted twice each year: first, in advance of annual salary adjustments, if any, and the adoption of the annual management bonus program described below, and second, in connection with the annual equity compensation award.

Q: What is the role of compensation consultants and benchmarking in determining executive compensation?

A. The Compensation Committee has the authority to engage its own independent advisors. For example, in 2011, the Compensation Committee engaged Compensia, a management compensation consulting firm, to provide input regarding key trends in executive compensation practices, including base salary, bonuses and long-term equity, by our peer companies. This independent compensation consultant did not provide any other services to our company and received compensation only with respect to the services provided to the Compensation Committee. The Compensation Committee did not engage an independent compensation consultant in 2010.

Each year, our company and the Compensation Committee use benchmarking to assess the competitiveness of certain aspects of the compensation of our executive officers in light of the compensation offered to executives at other companies. These peer companies are not limited to competitors, given the complex nature of our company’s business and the various geographic locations in which we compete for talent. For 2010, the Compensation Committee relied on data from AON Radford Surveys + Consulting. This data considered companies in Northern California, generally, and the San Jose geographic area, specifically; in peer groups defined as the “software and networking industry” and the “electronics, electronic equipment and semiconductor industry”; and with revenue generally between $200 million and $500 million and between $500 million and $1.0 billion (or more, in some cases). While these revenue ranges are greater than our company’s revenue historically, the Compensation Committee considered that we compete for talent with larger companies such as these. Management also reviewed international data provided by the Radford survey, where appropriate.

The following companies were included in the relevant peer groups in 2010:

3Com	Extreme Networks	Pillar Data Systems
ActivIdentity	F5 Networks	Redback Networks
Ariba	Force 10 Networks	Riverbed Technology
Bigband Networks	Fortinet	Salesforce.com
Brocade	Infinera	Savi Technology
Cadence	Informatica	Silver Spring Networks
Cisco	Juniper Networks	Sonus Networks
Digi International	Netapp	Synopsys
Dolby Laboratories	Omneon	Tivo
Eclipsys	Panduit	Wind River Systems

The overall competitive data presented included base salary and formal incentive compensation in the 25th, 50th and 75th percentile, average compensation information, and ratios of base salary and bonus to total on-target earnings. We generally target base salaries to be in approximately the 75th percentile of peer group companies, although other important factors are considered, including individual performance, experience and responsibilities; maintaining internal consistency of compensation for similarly situated officers; and company performance.

Q. What are the elements of our company’s executive compensation program?

A. Our executive officers’ compensation, as is the case with all of our officers, has three primary components:

•	Base salary;

•	Participation in the management bonus plan; and

•	Participation in the annual equity compensation award.

In addition, we provide our executive officers with employee benefits that are generally available to all salaried employees in the geographical location in which they are based. Except for post-termination payments that may be payable to our Chief Executive Officer under the employment agreement described below, we do not provide pension arrangements, post-termination payments, deferred compensation or other similar benefits to our current executive officers.

We believe that this combination of elements provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stockholder value, and is conducive to executive recruitment and retention.

Q. When are decisions concerning executive compensation made?

A. The Compensation Committee typically makes its decisions concerning executive officer base salaries early in the year, as was the case in each of 2010 and 2011. Decisions regarding executive compensation may also be made at other times of the year.

The management bonus plan is also typically established early in the year. The management bonus plan was implemented in March of 2010 and February of 2011. These plans are described below.

In addition, following the hiring of Mr. Sege as our company’s Chief Executive Officer in August 2010, our Board of Directors approved an equity compensation grant of performance shares to the executive officers, which grant is subject to performance criteria, to assure that the goals of all executive officers would be consistent with Mr. Sege’s. This grant is described in detail below.

Our company’s equity compensation grant guidelines, which are described below, call for annual equity compensation grants to be made effective on the date of our company’s annual meeting of stockholders. As a result, the Compensation Committee granted 2010 annual awards in May 2010, on the date of our 2010 Annual Stockholders’ Meeting.

Q: How are individual performance and other factors taken into consideration when making executive compensation decisions?

A: As noted above, the Compensation Committee relies on input from our Chief Executive Officer, Executive Chairman and Vice President of Human Resources to evaluate the performance of the executive officers. For example, our Chief Executive Officer meets frequently with each of the executive officers, enabling him to develop in-depth knowledge of each executive officer’s performance.

During 2010, the evaluations of the Chief Executive Officer were largely subjective rather than based on quantitative metrics, but also included a review of the performance of each executive officer’s department (such as, depending on the executive officer’s department, accomplishment of strategic department goals, implementation of operational or other improvements, achievement of product developments on time and within budget, and contribution to achieving overall company goals), as well as our company’s overall performance.

In 2011, we implemented an employee performance management appraisal program under which each employee, including each of our executive officers, is charged with annually establishing specific, measurable performance objectives that are consistent with our company’s overall goals, as well as professional development goals. Each executive officer’s objectives reflect the applicable department’s overall objectives and have been approved by our Chief Executive Officer. Our Chief Executive Officer and each executive officer meet periodically to evaluate the executive officer’s performance against those objectives.

The Compensation Committee also considers internal pay equity when establishing executive compensation. The Compensation Committee believes that our executive officers must work extensively together as a cohesive team. The Compensation Committee believes that such teamwork is fostered by keeping the grant level to our executive officers within a reasonably comparable level, so long as each of the executive officers continues to perform at a very high level. In addition, in establishing executive compensation, the Compensation Committee may consider previous award amounts, length of service or expected pay-outs under prior awards or the management bonus plan.

Q: How are base salaries determined?

A: Base salary fits into our overall compensation program as a means to attract and retain qualified Named Executive Officers, and to be competitive in our geographic and industry areas. Base salaries are designed to compensate our executive officers for services rendered during the year, and to meet competitive norms and reward performance on an annual basis. As outlined above, we rely on data from the Radford survey, as well as general market sources, to keep our base salaries competitive when compared to the our peer companies. Adjustments to salaries, if any, may be made based on an individual’s current and expected future performance, pay relative to competitors and internal equity.

2010 Salaries. Salaries in 2010 were affected by, among other things, a salary reduction program that our company implemented in 2009. In May 2009, our Board of Directors implemented a structured salary reduction program pursuant to which the salary of each executive officer was reduced by 15% during a one year period from May 1, 2009 through April 30, 2010. These salaries were reinstated to their pre-reduction program levels, effective May 1, 2010. However, given the continuing uncertainty of the economic environment, no salary increases were granted at that time.

As part of the structured salary reduction plan, our Board of Directors also approved the issuance on June 10, 2009 of certain performance shares under our company’s 1997 Stock Plan to those employees, including the executive officers, affected by the salary reduction plan, in a number equal to one half of the amount of that employee’s annual salary reduction, valued at the closing price of our company’s common stock on June 10, 2009, which was $8.00. The performance shares so issued vested on April 30, 2010. The Named Executive Officers who were subject to the salary reduction received grants and were issued performance shares (that is, the issued shares equaled the number of shares granted, minus a number of shares sufficient to cover the amount of minimum withholding taxes due at the time of release) in respect of the structured salary reduction plan, as follows:

Named Executive Officer	Title	Number of Shares Granted in 2009	Number of Shares Issued in 2010

M. Kenneth Oshman	Executive Chairman of the Board (Chief Executive Officer as of grant date)	1,032	654

Oliver R. Stanfield	Executive Vice President and Chief Financial Officer	3,375	2,138

Anders Axelsson	Senior Vice President of Commercial Sales and Market Development	3,047	1,930

The salary reduction plan did not apply to Mr. Maxfield and Mr. Sege as they were not employees of our company at the time it was implemented.

2011 Salaries. For 2011, given the continued challenging economic environment for our company, the Compensation Committee again made no adjustment to the base salaries of our executive officers, with two exceptions. First, following a review of salary levels at the peer companies referenced above and among our company’s executive officers, the Compensation Committee approved an increase in annual salary for our company’s Senior Vice President of Utilities Sales and Market Development, Michael T. Anderson, from $300,000 to $325,000. Our company will also reimburse Mr. Anderson, who is a resident of the state of Washington, for California state income taxes paid on his salary. Second, the Compensation Committee increased the salary of our company’s Executive Chairman, M. Kenneth Oshman, from $110,000 to $150,000 per year.

Summary. The following table summarizes the actual annual base salaries paid for 2010 and payable for 2011 for our Named Executive Officers:

Named Executive Officer	Title	2010 Salary Paid (1)	2011 Salary Payable

Ronald A. Sege	President and Chief Executive Officer (commencing August 19, 2010)	$145,833	$400,000

Robert R. Maxfield	President and Chief Executive Officer (through August 18, 2010)	$428,483	$0

M. Kenneth Oshman	Executive Chairman of the Board	$104,500	$150,000

Named Executive Officer	Title	2010 Salary Paid (1)	2011 Salary Payable

Oliver R. Stanfield	Executive Vice President and Chief Financial Officer	$342,000	$360,000

Michael T. Anderson	Senior Vice President – Utilities Sales and Market Development	$300,000	$325,000

Anders Axelsson	Senior Vice President – Commercial Sales and Market Development	$308,750	$325,000

(1)	The 2010 salary amounts are net of the 15% salary reduction that was in effect through April 30, 2010.

Q: How is the management bonus plan generally determined?

A: Each year we adopt a management bonus plan that is intended to motivate key members of management, including our executive officers, to perform well and achieve important company objectives. The amount of the management bonus is determined based on each manager’s expected contribution to the overall outcome of our company’s performance objectives, and also reflects market conditions. The management bonus may be paid in cash or other forms of compensation, including performance shares, and specific performance vesting requirements may be imposed, as determined by the Compensation Committee in its discretion.

In May 2004, our stockholders approved a management bonus plan, which was re-approved at our 2009 Annual Meeting of Stockholders. The management bonus plan was implemented, and stockholder approval was originally obtained, to comply with Section 162(m) of the Internal Revenue Code. Section 162(m) limits the tax deductibility by a corporation of compensation paid in cash in excess of $1.0 million paid to its chief executive officer and the other three most highly compensated executive officers other than the chief financial officer. However, if such compensation qualifies as “performance based,” it is excluded from the $1.0 million limit. To qualify as performance-based, among other requirements, such compensation may only be payable only following the Compensation Committee’s certification as to the achievement of pre-established, objective performance goals under a plan approved by the corporation’s stockholders. Our Board of Directors may amend or terminate the management bonus plan at any time and for any reason. Any such amendment will be submitted for stockholder approval if required to maintain the bonus plan’s compliance with Section 162(m).

After reviewing the recommendations of our Chief Executive Officer, the Compensation Committee selects which of our employees will be eligible to receive awards under the management bonus plan. The actual number of employees who will be eligible to receive an award under the bonus plan in any year cannot be determined in advance because our Chief Executive Officer and the Compensation Committee have the discretion to select the participants. However, it is expected that approximately twenty employees would participate in the management bonus plan in any year, for each performance period. The Compensation Committee approves performance goals that must be achieved before an award will actually be paid to a participant. The award may be expressed as a percentage of the participant’s salary, or may be designated as a dollar amount or based on some other metric as determined by the Compensation Committee. Performance metrics might include cash position, earnings per share, individual objectives, net income, operating cash flow, operating income, expenses, return on assets, return on equity, revenue, total stockholder return, or other metrics. Service-based vesting may also be required before the award vests.

Q: What determinations were made for the management bonus plan in 2010 and to date in 2011?

A: For 2010, the Compensation Committee intended that the management bonus plan motivate our Named Executive Officers to perform well and achieve our company and department objectives. The Compensation Committee intended the amount of the bonus for our Named Executive Officers to be significant relative to each Named Executive Officer’s total compensation. The Compensation Committee did not set the dollar amount of the bonus amount as a percentage of salary or employ any other formula in establishing the bonus amount relative to total Named Executive Officer compensation. The bonus amount for all executive officers has not typically varied (or increased) significantly from year to year over the last several years, as the Compensation Committee has considered our company’s financial performance and financial condition over the same period. The Compensation Committee also considered internal pay equity in establishing the bonus amounts, in order to foster teamwork among our Named Executive Officers, so long as each of the Named Executive Officers continues to perform at a very high level.

For the 2010 bonus plan, our Chief Executive Officer recommended, and the Compensation Committee determined, that it would be in the best interests of our company and our stockholders to continue to conserve our cash by providing for the management bonus to be allocated in performance shares rather than paid in cash. Thus, the Compensation Committee implemented a bonus plan under which each executive officer received performance shares under our 1997 Stock Plan, calculated as a dollar amount approved by the Compensation Committee, divided by the $9.18 per share closing price of our common stock on March 10, 2010. The 2010 bonus plan did not provide for any payments in cash. As in past years, the Compensation Committee believed this plan would both conserve cash and tie the compensation of participants to the performance of the stock of our company over the subsequent twelve months. The Compensation Committee considered that given the then-current uncertain economic environment, a service vesting requirement should be implemented for the 2010 bonus plan and there were no additional performance-based requirements. Thus, issuance to each executive officer of the shares of our common stock underlying the performance shares for the 2010 bonus plan was subject to the requirement that the executive officer continue to be employed by our company as of March 1, 2011, except that in the case of Mr. Oshman, our company’s Executive Chairman of the Board, vesting was made monthly over a twelve month period.

The original dollar amount of the bonus and the number of performance shares granted to our Named Executive Officers, together with the actual number of shares issued upon vesting on March 1, 2011 (that is, the number of shares granted, minus the number of shares sufficient to cover the amount of minimum withholding taxes due at the time of release) in respect of the 2010 bonus plan was as follows:

Named Executive Officer	Title	2010 Bonus Amount	Number of Shares Granted	Number of Shares Issued

M. Kenneth Oshman	Executive Chairman of the Board	$375,000	40,850	25,071

Oliver R. Stanfield	Executive Vice President and Chief Financial Officer	$86,000	9,368	5,658

Michael T. Anderson	Senior Vice President – Utilities Sales and Market Development	$100,000	10,893	7,741

Anders Axelsson	Senior Vice President – Commercial Sales and Market Development	$54,000	5,882	3,421

The 2010 bonus plan did not provide for any payments to be made in cash. Mr. Maxfield was not made a part of the 2010 bonus plan, as the arrangement with Mr. Maxfield when he became our company’s Chief Executive Officer in November 2009 did not provide for a specific bonus in 2010. Mr. Sege did not participate in the 2010 bonus plan as he was not an employee at the time it was implemented.

The Compensation Committee believes the bonus amounts were appropriate in light of that officer’s performance, the officer’s actual or targeted bonus amount for prior years, the bonus amounts for other officers at a comparable level, and our company’s performance.

2011 Management Bonus Plan. For 2011, our management determined that the key imperatives for our company are to increase revenues and control spending. As a result, our Chief Executive Officer and other management reviewed the structure of the management bonus plans for the prior several years and proposed a management bonus plan that would be tied to, and would reward, success in achieving our company’s targets for revenue generation and expense control. In February 2011, the Compensation Committee implemented a 2011 bonus plan under which certain of our executive officers, including our Chief Executive Officer, are eligible to earn cash payouts upon the achievement of specified performance targets.

Key elements of the 2011 Bonus Plan are as follows:

Non-Sales Executive Officers. For our executive officers, including our Chief Executive Officer but excluding our two Senior Vice Presidents of Sales and Market Development and our Executive Chairman, the 2011 bonus plan is tied to our company’s revenue and expense control.

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50% of the bonus amount will be tied to performance targets based on our company’s actual revenue and 50% of the bonus amount will be tied to performance targets based on our company’s non-GAAP operating income or loss, or NGOI. NGOI will be calculated as our company’s actual net operating income or loss for full year 2011, adjusted to remove stock-based compensation charges, payments under the 2011 bonus plan itself and certain other charges.

•	For the revenue portion of the 2011 bonus plan (i.e., 50% of the total targeted bonus for each participant), the 2011 bonus plan has three tiers, as follows:

(i)	The first tier has a “cliff” below 85% of targeted revenue, in which case no revenue-based bonus will be paid. If 85% of targeted revenue is achieved, then 70% of the revenue-based bonus will be paid;

(ii)	The second tier has a “primary” bonus rate on revenue from 85% up to and including 100% of targeted revenue, which primary rate is calculated such that the remaining 30% of the revenue-based bonus will be paid over the remaining 15% of targeted revenue; and

(iii)	The third tier has an “accelerated” bonus rate on revenue over 100% of targeted revenue, which accelerated rate is calculated at 50% more than the primary bonus rate.

•	For the NGOI portion of the 2011 bonus plan (i.e., 50% of the total targeted bonus for each participant), the 2011 bonus plan also has three tiers, as follows:

(i)	At the first tier, the NGOI-based bonus will be paid if the primary NGOI target is achieved. No NGOI-based bonus will be paid if this target is not achieved.

(ii)	At the second tier, the 2011 bonus plan will have milestones from 0% to 100% measured against a second, more stringent NGOI target (with each milestone increasing by ten percentage points), each of which is a cliff. For example, no second tier NGOI-based bonus will be paid if the first milestone is not met, and the full second tier NGOI-based bonus will be paid if all milestones are met. If NGOI falls between two milestones, then the NGOI-based bonus associated with the lesser milestone will be paid. The full amount of the second tier NGOI-based bonus will be equal to the amount of the first tier NGOI-based bonus.

(iii)	At the third tier, an additional NGOI-based bonus would be paid if a third, even more stringent, NGOI target is met. The amount of the third tier NGOI-based bonus would be equal to 50% of the first tier NGOI-based bonus. The NGOI-based bonus is capped at two and one half times the target bonus amount.

Sales Executive Officers. For our two Senior Vice Presidents of Sales and Market Development for our utilities products and commercial products, the bonus plan is tied to revenue and successful revenue generating activities, such as bookings and design wins.

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The 2011 bonus plan for our company’s Senior Vice President of Commercial Sales and Market Development is tied 100% to performance targets based on our company’s revenue for commercial markets products, and with a payment for each “design win” during 2011.

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The 2011 bonus plan for our company’s Senior Vice President of Utilities Sales and Market Development is tied 50% to performance targets based on our company’s revenue for utilities markets products and 50% to new orders (bookings) for utilities markets products during 2011.

•	The 2011 bonus for these sales executives also has three tiers:

(i)	The first tier has a “cliff” below 85% of targeted revenue or orders, as applicable, in which case no bonus will be paid. If 85% of targeted revenue or orders, as applicable, is achieved, then 70% of the applicable bonus will be paid;

(ii)	The second tier has a primary bonus rate on targeted revenue or orders, as applicable, from 85% up to and including 100% of targeted revenue or orders, as applicable, which primary rate is calculated such that the remaining 30% of the applicable bonus will be paid over the remaining 15% of targeted revenue or orders, as applicable; and

(iii)	The third tier has an “accelerated” bonus rate on revenue or orders, as applicable, over 100% of targeted revenue or orders, as applicable. The accelerated rate is calculated at 50% or 100% more than the primary bonus rate, depending on the products sold.

Target Bonus Amounts. The target amount of the bonus for our Chief Executive Officer was set in his employment agreement with our company. For each of our other executive officers, including our other Named Executive Officers, the target bonus amount was set relative to the officer’s total compensation, the allocated dollar amount of the officer’s bonus for the prior year, and internal equity. The Compensation Committee did not set the dollar amount of the bonus amount as a percentage of salary, although the Compensation Committee determined that in the future it would be appropriate to have a greater percentage of the total on-target compensation for each executive officer to be tied to a bonus with performance criteria.

If the performance criteria are met, the target bonus amounts to be paid to the Named Executive Officers under the 2011 bonus plan are as set forth below. If the performance criteria are exceeded, the amount of the bonus paid to each Named Executive Officer may exceed such target bonus amount. While there is no cap on the revenue-based portion of the bonus, to the extent our revenue increases, our company will benefit to a far greater extent than the amount of the additional bonus that would be payable.

Named Executive Officer	Title	Threshold 2011 Revenue Bonus Amount - 85% of Target (1)		2011 Total Bonus Amount at 100% of Target

Ronald A. Sege	Chief Executive Officer	$140,000	(1)	$400,000

Oliver R. Stanfield	Executive Vice President and Chief Financial Officer	$30,100	(1)	$86,000

Michael T. Anderson	Senior Vice President – Utilities Sales and Market Development	$70,000		$100,000

Anders Axelsson	Senior Vice President – Commercial Sales and Market Development	$70,000		$100,000

(1)	The threshold for the 2011 bonus payable based on NGOI is 100% of the NGOI target.

Executive Chairman. In addition, the Compensation Committee approved compensation for our company’s Executive Chairman, M. Kenneth Oshman, for 2011. Such compensation consists of an annual salary of $150,000, participation in a management bonus plan and continuation of the current air travel reimbursement plan described in the “Certain Relationships” section of this proxy statement.

Under the bonus plan, while he remains an employee of our company, Mr. Oshman will receive a total of 40,651 performance shares over a two year period under our 1997 Stock Plan, calculated as a $400,000 bonus amount divided by the per share closing price of our company’s common stock on February 10, 2011, which was $9.84. The issuance to Mr. Oshman of the shares of our company’s common stock underlying the performance shares will be subject to monthly vesting, so that one-twenty-fourth of the performance shares issuable will vest as of the first of each month, commencing March 1, 2011, as long as Mr. Oshman continues to be employed by our company as of the applicable monthly vesting date. No cash bonus will be issued under the bonus plan for Mr. Oshman.

Q: What is the basis for equity compensation grants?

A: Equity compensation grants are made under our 1997 Stock Plan, which was approved by our stockholders at our 2004 annual meeting. Our 1997 Stock Plan provides for the grant of the following types of incentive awards:

•	Stock options,

•	Stock purchase rights,

•	Stock appreciation rights,

•	Performance units and performance shares, and

•	Restricted stock.

As of March 31, 2011, a total of 19,212,394 shares of our common stock were reserved for issuance under our 1997 Stock Plan, with 5,895,834 of such shares subject to outstanding awards granted under our 1997 Stock Plan and 13,316,560 of such shares remaining available for new awards to be granted in the future.

Q. What forms of equity compensation awards may our company issue each year?

A. Our Compensation Committee regularly monitors the environment in which we operate and makes changes to our equity compensation program to help us meet our goals, including achieving long-term stockholder value. We use various forms of equity compensation to motivate and reward long-term performance and encourage our employees to participate in the ownership of our company. We have typically granted awards based on options, stock appreciation rights, or SARs, performance shares, and restricted stock, each of which carries a vesting requirement.

On an annual basis, our Compensation Committee approves an annual equity compensation award to our employees, including our executive officers, under our 1997 Stock Plan. The Compensation Committee intends that equity awards granted under our 1997 Stock Plan will offer long-term incentives to our employees to remain with our company and continue to perform well, and will reward each of our employees, including our executive officers, by participating in our company’s success. We regard our equity award program as an important tool for retaining and motivating our employees.

Historically, we granted equity awards to our employees in the form of stock options. However, because of the evolution of the accounting treatment of certain types of awards, particularly as a result of ASC 718, which requires a company to recognize as an expense the fair value of stock options and other stock-based compensation granted to employees, the Compensation Committee has determined that it is in the best interests of our stockholders to consider issuing forms of equity compensation other than stock options in order to limit to the extent possible the amount of compensation expense our company must record and the resulting negative impact on our earnings and earnings per share.

The Compensation Committee periodically reviews recommendations presented by our Chief Executive Officer and other management, and also consults with Compensia, an independent management compensation consulting firm, regarding key trends and equity compensation practices of our peer companies.

We also believe that the use of performance shares provides a more predictable value to employees than stock options, and therefore they are an efficient tool to retain and motivate employees, while also serving as an incentive to increase the value of our common stock. Performance shares also help conserve our 1997 Stock Plan share reserves because fewer performance shares are needed to provide a retention and incentive value similar to stock options. As explained below, in 2010, our Compensation Committee elected to grant only performance shares in our annual long-term equity compensation grant to employees, rather than a combination of SARs and performance shares.

Our Compensation Committee is authorized by our Board of Directors to grant awards under our 1997 Stock Plan. In addition, our Board of Directors has delegated to a “stock option committee,” comprised solely of our Chief Executive Officer, a limited power to make equity compensation awards. In his “stock option committee” capacity, our Chief Executive Officer is empowered to grant stock options, performance shares and/or SARs under our 1997 Stock Plan, only to non-executive officer employees of our company, up to a maximum of 25,000 shares per employee per year and an aggregate limit of 250,000 shares per year. Any equity compensation awards to any executive officer or to any employee in excess of 25,000 shares in any year or in excess of the 250,000 share aggregate limit must be approved by the Compensation Committee or our Board of Directors.

Q: What determinations did the Compensation Committee make with respect to long-term equity incentive compensation in 2010?

A: In determining the amount and terms of the 2010 equity compensation awards for each of our Named Executive Officers other than our Chief Executive Officer, the Compensation Committee reviewed the individual performance of each such Named Executive Officer, after receiving input from our Chief Executive Officer as discussed above. In establishing 2010 award amounts for the Named Executive Officers other than our Chief Executive Officer, the Compensation Committee considered the 2009 award amounts but did not consider length of service or expected pay-outs under prior awards or the management bonus plan. The Compensation Committee also considered internal pay equity when establishing 2010 award amounts, since the Compensation Committee believes that all of our executive officers must work extensively together as a cohesive team. The Compensation Committee considered the amount of long-term equity compensation for each Named Executive Officer to be at a level that was material when compared with the executive officer’s overall compensation, but it was not set as a direct percentage thereof.

In granting the 2010 annual awards, the Compensation Committee also considered the form of equity consideration to be used. Although an allocation between SARs and performance shares had been made in previous years, the Compensation Committee also considered the current competitive environment in the Silicon Valley and elsewhere, and noted that some companies against which our company competes for talent are granting full-value awards such as restricted stock units rather than options. The Compensation Committee also considered the importance of retaining our management team and key employees as part of our company’s efforts to achieve profitability. Thus, the Compensation Committee determined that, for 2010, it would be appropriate to grant only performance shares.

The following grants were made to the Named Executive Officers in respect of our 2010 annual equity compensation grant:

Named Executive Officer	Title	Number of Performance Shares Granted

M. Kenneth Oshman	Executive Chairman of the Board	78,000

Oliver R. Stanfield	Executive Vice President and Chief Financial Officer	35,000

Michael T. Anderson	Senior Vice President – Utilities Sales and Market Development	35,000

Anders Axelsson	Senior Vice President – Commercial Sales and Market Development	31,000

Mr. Maxfield, who was then our company’s Chief Executive Officer, did not participate in the grant, as the Compensation Committee determined that Mr. Maxfield’s existing compensation package was appropriate for an interim chief executive officer. Mr. Sege also did not participate in the grant as he was not then an employee of our company.

The Compensation Committee believes that the 2010 award amounts were appropriate in light of that Named Executive Officer’s performance, the officer’s award amount for prior years, the award amounts for other officers at a comparable level, and our company’s performance.

In addition, in August 2010, following the hiring of Mr. Sege as our Chief Executive Officer, our Board of Directors authorized the issuance of certain performance shares to our senior management team, including our Named Executive Officers, under our 1997 Stock Plan. Our Board of Directors authorized the grants, which are subject to performance criteria identical to the criteria for the performance-based grant made to Mr. Sege when he joined our company, to assure that the goals of all executive officers are consistent. Under the performance criteria, 50% of the performance shares will vest only if the officer remains employed with our company through the first anniversary of the grant date and only if our company reports four consecutive quarters of cumulative non-GAAP operating profit following the date of grant and on or prior to April 1, 2015. The remaining 50% of the performance shares will vest only if the officer remains employed with our company through the second anniversary of the grant date and only if our company reports a completed fiscal year with a specified non-GAAP operating profit following the date of grant and on or prior to April 1, 2015. Any unvested shares subject to the grants will expire and be forfeited on April 1, 2015 to the extent that the performance conditions are not met.

The following grants were made to the Named Executive Officers in respect of the August 2010 grant of performance shares:

Named Executive Officer	Title	Number of Performance Shares Granted

Oliver R. Stanfield	Executive Vice President and Chief Financial Officer	45,000

Michael T. Anderson	Senior Vice President – Utilities Sales and Market Development	45,000

Anders Axelsson	Senior Vice President – Commercial Sales and Market Development	45,000

Q: How does our company determine grant dates for equity awards?

A: In August 2007, our Board of Directors and Compensation Committee adopted equity compensation grant guidelines regarding the timing of granting equity compensation awards to company employees, including executive officers. The guidelines provide that while we intend to follow the timing guidelines to the extent possible, our Board of Directors, the Compensation Committee or the stock option committee may issue equity compensation grants at a different time if doing so would be in the best interests of our company, our stockholders and our employees.

The equity compensation grant guidelines provide that awards will generally be granted on the 10th day of the calendar month (or the next business day, if the 10th day is not a business day). The grant date of the award will be the date that the exercise price (determined as the closing price for our company’s common stock on the Nasdaq Stock Market) and vesting date are set. Awards may be approved in advance of the grant date for that month. Award approvals by the Compensation Committee generally will be made at an in-person or telephonic committee meeting. If an award is approved by unanimous written consent, the effective date of such written consent will be the date the last signature is obtained.

The guidelines apply to awards for both new and existing employees, including executive officers. The grant date for new employees will generally be the 10th day of the month following the date the award is approved, provided that the grant date cannot be prior to the employee’s first day of employment. The guidelines provide that, in the case of the annual equity compensation award to all or any subset of existing employees, the grant date will be the date of our company’s annual meeting of stockholders for such year. In the case of awards to executive officers (including the annual award), if our company’s “insider trading window” is not then open, then the grant date shall be the day the insider trading window next opens. In 2010, the annual equity compensation grant was made on our company’s annual meeting date, which was May 26, 2010. Our company’s “insider trading window” was open on that date.

The Compensation Committee has not granted, nor does it intend to grant in the future, equity compensation awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend to time in the future, the release of material nonpublic information based on equity award grant dates.

Q: How was the compensation for our company’s Chief Executive Officer determined?

A: Compensation for Mr. Maxfield. In November 2009, Robert R. Maxfield was appointed as our Chief Executive Officer, replacing M. Kenneth Oshman, who resigned from that position for health reasons. Mr. Maxfield served in that capacity until August 2010, when our company hired Ronald A. Sege to be our Chief Executive Officer.

When our Board of Directors set Mr. Maxfield’s compensation in November 2009, it reviewed the compensation data for interim chief executive officers that had been obtained by our company’s outside counsel, but agreed that the data were extremely varied and without discernable pattern. Our Board of Directors also considered that Mr. Maxfield was highly qualified to step into the Chief Executive Officer position at our company on short notice, as he had served as head of our company’s product development group for a time, had acted as an advisor to Mr. Oshman and our company from time to time, and was very familiar with our company’s business and activities.

Our Board of Directors determined that it was reasonable for Mr. Maxfield’s compensation package to consist of (1) an annual salary of $500,000, (2) the grant of performance shares under our 1997 Stock Plan with a grant value of $500,000 as of the November 10, 2009 grant date, (3) a bonus, to be determined at the discretion of our Board of Directors, depending on the circumstances, and (4) an air travel reimbursement arrangement described in the “Certain Relationships” section of this proxy statement.

A total of 39,002 performance shares was issued to Mr. Maxfield as the equity portion of this compensation package, based on the November 10, 2009 closing price of our common stock of $12.82. The performance shares vested as to one-twelfth of the shares on December 10, 2009 and each one-month anniversary thereafter.

Mr. Maxfield served as our Chief Executive Officer until August 19, 2010, when Mr. Sege was appointed our President and Chief Executive Officer. On August 20, 2010, our Board of Directors approved the grant of a $250,000 bonus to Mr. Maxfield, payable in 33,289 fully vested shares of restricted stock under our 1997 Stock Plan, valued at the August 20, 2010 closing price of our company’s common stock of $7.51. Mr. Maxfield was granted this bonus in recognition of his performance as our company’s interim Chief Executive Officer during the period from November 5, 2009 through the effective date of Mr. Sege’s appointment. Mr. Maxfield served as an assistant to Mr. Sege during a transition period that ended on November 4, 2010, and he remains a director of our company.

Compensation for Mr. Sege. Prior to hiring Mr. Sege as our Chief Executive Officer, our Human Resources department provided our Compensation Committee and our Board of Directors with information regarding chief executive officer compensation obtained from (i) the Radford survey information for the previously named competitor companies, (ii) Russell Reynolds & Associates, the executive search firm retained by our company to conduct the chief executive officer search, and (iii) publicly available information regarding chief executive officer compensation in the Silicon Valley. Based on the foregoing, and following negotiations with Mr. Sege, the compensation arrangement reached with Mr. Sege, which was effective as of August 19, 2010, was as follows:

•	Base Salary: Mr. Sege’s base salary is $400,000 per year, subject to annual review by the Compensation Committee.

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Mr. Sege is entitled to receive a bonus of 100% of his base salary if certain performance targets are achieved, and up to 150% of his base salary beginning in 2011 if those performance targets are significantly exceeded. The annual bonus may be paid in the form of cash or fully-vested performance shares or a mixture of both. For 2010, Mr. Sege was guaranteed to receive the pro-rata portion of his target annual bonus, subject to his remaining employed by Echelon through December 31, 2010. The amount of that bonus, which was paid in cash, was $145,833. Mr. Sege’s potential bonus for 2011 is described above.

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Mr. Sege was granted stock-settled stock appreciation rights covering 250,000 shares, under our 1997 Stock Plan. Subject to Mr. Sege’s continued employment with our company, 25% of the shares subject to the award will vest on each of the first four anniversaries of the grant date. The maximum term of the award is seven years from the grant date.

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Mr. Sege was granted 125,000 shares of restricted stock under our 1997 Stock Plan. Subject to Mr. Sege’s continued employment with our company, 25% of the shares subject to the award will vest on each of the first four anniversaries of the grant date.

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Mr. Sege was granted 125,000 shares of restricted stock under our 1997 Stock Plan, which vest based upon satisfying performance milestones. 62,500 of the shares subject to the award will vest only after (a) Mr. Sege has remained employed by our company through August 19, 2011, and (b) upon our company having reported four consecutive quarters of cumulative non-GAAP operating profit on or prior to April 1, 2015. The remaining 62,500 shares subject to the award will vest only after (a) Mr. Sege has remained employed by our company through August 19, 2012, and (b) upon our company having reported a fiscal year with a specified percentage of non-GAAP operating profit. Any unvested shares subject to the award will expire and be forfeited on April 1, 2015 to the extent that the performance conditions are not met.

In February 2011, the Compensation Committee reviewed Mr. Sege’s compensation, which was initially set by the employment agreement between Mr. Sege and our company entered into in August 2010. The employment agreement provided for Mr. Sege’s compensation for 2011 to be $400,000 in salary and $400,000 in bonus, with the bonus to be tied to performance criteria to be established by the Compensation Committee. The Compensation Committee did not make any changes to the level of compensation, and determined that the performance criteria applicable to Mr. Sege’s 2011 bonus should be identical to the performance criteria applicable to our Chief Financial Officer and the other executive officers who do not head up our company’s sales organizations. Doing so would assure that all executives strive for the same goals. The performance criteria, which are described in more detail above, are intended to drive revenue and control spending, and provide for 50% of the targeted bonus to be based on targeted revenue and 50% to be based on targeted expenses. There will be no bonus payout if less than 85% of target is achieved. 70% of the target bonus for each category (revenue or expenses) will be paid out if 85% of target is achieved, a percentage of the target bonus would be paid between 85% and 100% attainment (at which point 100% of the bonus would be paid out), and another rate would be paid for achieving more than 100% of targeted plan.

Q: Does the Company maintain stock ownership guidelines for its directors and executive officers?

A: In 2007, our Board of Directors determined that our directors and executive officers should own and hold common stock of our company to further align their interests and actions with the interests of our stockholders. Accordingly, our Board of Directors adopted stock ownership guidelines applicable to our directors and executive officers. The guidelines provide that directors who are not also officers of our company are expected to own and hold common stock of our company with a minimum of value of $100,000. In addition, the following guidelines apply to our executive officers:

Position	Minimum Ownership Guideline

Chief Executive Officer:	Shares with a value equal to five times base salary

President, Chief Operating Officer, Chief Financial Officer:	Shares with a value equal to three times base salary

Senior Vice President:	Lesser of 20,000 shares or shares with a value equal to one times base salary

Company common stock that will count towards satisfying the guidelines includes:

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Shares owned outright by the director or executive officer and his or her immediate family members who share the same household, whether held individually or jointly, and shares held in trust where the director or executive officer is the beneficial owner;

•	Shares owned outright and resulting from the exercise of stock options or SARs and the release of performance shares; and

•	Shares purchased in the open market.

Directors and executive officers are expected to achieve the specified stock ownership level within five years after the August 2007 adoption date of the guidelines, in the case of persons who were directors or officers as of that date, or five years after the date of their appointment as a director or executive officer, in the case of new appointments. Currently, five of seven non-employee directors (including Mr. Maxfield), five of eight executive officers and four of five Named Executive Officers (excluding Mr. Maxfield) exceed these ownership guidelines.

Q: Does our company offer other benefits and programs to our executive officers?

A: We also offer a number of other benefits to our employees, including our executive officers, including medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance, and employee assistance programs. We also maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Our company does not offer matching for 401(k) Plan contributions, nor does our company offer a pension program, except as mandated by local laws.

We believe that the availability of these benefits programs generally enhances employee productivity and loyalty to our company. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, and enhanced health and productivity. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Q: Does our company maintain any employment arrangements?

A: Chief Executive Officer. Effective as of August 19, 2010, Mr. Sege entered into an employment agreement with our company. The compensation payable to Mr. Sege under the employment agreement is described above, and the change-in-control benefit is described in the following section. Other material terms of that employment agreement are summarized below:

•	Our Board of Directors appointed Mr. Sege to serve as a member of our Board and agreed to nominate Mr. Sege to serve as a member of our Board of Directors during the term of his employment term.

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If Echelon either terminates Mr. Sege for any reason other than “cause” or Mr. Sege resigns for “good reason” (either event being an “Involuntary Termination”), then subject to a release of claims in favor of Echelon becoming effective, Mr. Sege will be entitled to receive: (a) a lump sum payment equal to the sum of the following, paid within thirty days of departure: twelve months of his then-current base salary, plus an amount equal to the pro-rata portion of his then-current target bonus; (b)

up to eighteen months of COBRA reimbursement; (c) twelve months vesting acceleration of his then unvested equity awards other than the performance-based restricted stock award. This severance program will be in effect for the entire term of service as Chief Executive Officer, except in the case of a change-in-control (as described below).

Other Named Executive Officers. None of our other Named Executive Officers is subject to an employment or comparable agreement.

Q: Does our company provide any of its executive officers with change-in-control benefits?

A: Chief Executive Officer. Under Mr. Sege’s employment agreement, in the event our company experiences a change-in-control and Mr. Sege is subject to an Involuntary Termination (not for cause) during the three month period prior to the change-in-control or following the change-in-control, then subject to a release of claims in favor of our company becoming effective, Mr. Sege would be entitled to receive:

•

A lump sum payment equal to eighteen months of his base salary and target annual bonus (based on the average annual bonus paid over the last two years or the current target annual bonus, whichever is higher);

•	Up to eighteen months of COBRA reimbursement; and

•	100% vesting acceleration of equity compensation (at target levels for performance-based awards).

Other Executive Officers. In June 2008, our Board of Directors approved modifications to the forms of equity award agreements under our 1997 Stock Plan. Under these modifications, if within twelve months following a change-in-control of our company, an employee of our company or our subsidiaries at the level of Vice President and above is subject to an involuntary (not for cause) termination within the meaning of our 1997 Stock Plan, then certain equity compensation awards of that employee would become fully vested. Our Board of Directors made this decision to reflect common practice among comparable situated companies in the Silicon Valley, following a review of such practices and input from our company’s outside counsel.

Q: Did the Compensation Committee consider the risk inherent in our company’s compensation plans and policies?

A: Yes, management conducted an analysis of the risk profile of our company’s significant compensation plans and policies. This analysis was reviewed with the Compensation Committee in 2010.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that Echelon specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2010. Based on the review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in Echelon’s Proxy Statement for its 2011 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee of the Board of Directors of Echelon.

Richard M. Moley, Chairman
Armas Clifford Markkula, Jr.
Betsy Rafael

Summary Compensation Table

The following table shows compensation information for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008 for the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Grants ($) (1)	All Other Compensation ($)	Total ($)
Ronald A. Sege (2) President and Chief Executive Officer	2010	145,833	145,833	1,865,000	996,869	—	3,153,535
	2009	—	—	—	—	—	—
	2008	—	—	—	—	—	—

M. Kenneth Oshman Executive Chairman of the Board	2010	104,500	—	1,014,603	—	—	1,119,103
	2009	99,000	—	570,004	311,708	—	980,712
	2008	109,583	—	902,498	936,746	—	1,948,827

Robert R. Maxfield (3) Director (former President and Chief Executive Officer)	2010	428,483	—	250,000	—	1,409	679,892
	2009	120,633	—	736,806	35,706	36,656	929,801
	2008	171,388	—	747,725	—	43,125	962,238

Oliver R. Stanfield Executive Vice President and Chief Financial Officer	2010	342,000	—	705,998	—	6,317	1,054,315
	2009	324,000	—	197,036	140,268	—	661,304
	2008	358,750	—	369,194	498,163	—	1,226,107

Michael T. Anderson (4) Senior Vice President of Utilities Sales and Market Development	2010	300,000	—	719,998	—	—	1,019,998
	2009	43,750	—	320,500	530,886		895,136
	2008	—	—	—	—	—	—

Anders Axelsson Senior Vice President of Commercial Sales and Market Development	2010	308,750	—	641,197	—	—	949,947
	2009	292,450	—	153,076	124,683	—	570,209
	2008	324,167	—	287,249	333,412	—	944,828

(1)	Amounts shown do not reflect compensation actually received by the Named Executive Officers. Instead, the amounts shown are the grant date fair value of the stock awards (disregarding an estimate of forfeitures) as determined in accordance with FASB ASC Topic 718, which were recognized for financial statement purposes. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 16, 2011. These amounts do not correspond to the actual values that will be recognized by the Named Executive Officers.

(2)	Mr. Sege has served as President and Chief Executive Officer of Echelon (the “Principal Executive Officer” or “PEO”) since August 19, 2010. See “Executive Compensation and Related Matters—Compensation Discussion and Analysis” and “—Potential Payments Upon Termination or Change in Control—Employment Agreement with Ronald A. Sege” for a description of the material terms of Mr. Sege’s employment agreement.
(3)	Mr. Maxfield served as President and Chief Executive Officer of Echelon from November 2009 to August 19, 2010 and has served as a director of Echelon since 1989. He served as a consultant to Echelon from October 2008 to April 2009 and as an employee of Echelon from April 2008 to October 2008. The breakdown of his compensation by type of service provided is as follows:

	Salary ($)	Stock Awards ($)	Option Grants ($)	All Other Compensation ($)
2010
PEO	427,483	250,000	—	1,409
Consultant	—	—	—	—
Non-employee Director	1,000	—	—	—

Total:	428,483	250,000	0	1,409

2009
PEO	79,083	500,006	—	—
Consultant	—	236,800	—	36,656
Non-employee Director	41,550	—	35,706	—

Total:	120,633	736,806	35,706	36,656

2008
Employee	135,388	694,800	—	—
Consultant	—	52,925	—	43,125
Non-employee Director	36,000	—	—	—

Total:	171,388	747,725	—	43,125

(4)	Mr. Anderson has served as Senior Vice President of Utilities Sales and Market Development of Echelon since November 2009.

Grants of Plan-Based Awards in 2010

The following table presents information concerning each grant of an award made to a Named Executive Officer in fiscal 2010 under any plan. All awards were granted under our 1997 Stock Plan. Except as set forth in the footnotes to the below table, see “Outstanding Equity Awards at 2010 Fiscal Year-End” regarding the vesting of each award grant.

			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Under- lying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(10)
Name	Grant Date	Approval Date	Threshold (#)	Target (#)		Maximum (#)
Ronald A. Sege	08/19/2010	08/18/2010	—	—		—			250,000	(1)	7.46	7.46	996,869
	08/19/2010	08/18/2010	—	—		—	125,000	(2)				7.46	932,500
	08/19/2010	08/18/2010	—	—		—	125,000	(3)				7.46	932,500

M. Kenneth Oshman	03/10/2010	02/19/2010	—	—		—	40,850	(4)	—		—	9.18	375,003
	05/26/2010	05/05/2010	—	—		—	78,000	(5)	—		—	8.20	639,600

Robert R. Maxfield	08/20/2010	08/20/2010	—	—		—	33,289	(6)	—		—	7.51	250,000

Oliver R. Stanfield	03/10/2010	02/19/2010	—	—		—	9,368	(7)	—		—	9.18	85,998
	05/26/2010	05/05/2010	—	—		—	35,000	(8)	—		—	8.20	287,000
	08/24/2010	08/20/2010	—	45,000	(9)	—	—		—		—	7.40	333,000

Michael T. Anderson	03/10/2010	02/19/2010	—	—		—	10,893	(7)	—		—	9.18	99,998
	05/26/2010	05/05/2010	—	—		—	35,000	(8)	—		—	8.20	287,000
	08/24/2010	08/20/2010	—	45,000	(9)	—	—		—		—	7.40	333,000

Anders Axelsson	03/10/2010	02/19/2010	—	—		—	5,882	(7)	—		—	9.18	53,997
	05/26/2010	05/05/2010	—	—		—	31,000	(8)	—		—	8.20	254,200
	08/24/2010	08/20/2010	—	45,000	(9)	—	—		—		—	7.40	333,000

(1)	The amount shown reflects a grant of a SAR, which vests as to one-fourth of the shares on August 19, 2011 and each one-year anniversary thereafter, subject to continued employment with our company.
(2)	The amount shown reflects a restricted stock award, which vests as to one-fourth of the shares on August 19, 2011 and each one-year anniversary thereafter, subject to continued employment with our company.
(3)	The amount shown reflects a performance-based restricted stock award, the vesting of which is subject to specific performance requirements of our company. See “Outstanding Equity Awards at 2010 Fiscal Year-End,” footnote (3).
(4)

The amount shown reflects a performance share grant, which vests as to 1/12th of the shares on April 1, 2010 and each one-month anniversary thereafter, subject to continued employment with our company.

(5)	The amount shown reflects a performance share grant, which vests as to one-fourth of the shares on May 26, 2011 and each one-year anniversary thereafter, subject to continued employment with our company.
(6)	The amount shown reflects a fully vested restricted stock award.
(7)	The amount shown reflects a performance share grant, which vests as to 100% of the shares on March 1, 2011, subject to continued employment with our company.
(8)	The amount shown reflects a performance share grant, which vests as to one-fourth of the shares on May 26, 2011 and each one-year anniversary thereafter, subject to continued employment with our company.
(9)	The target amounts shown reflect estimated payouts pursuant to performance share grants, the vesting of which is subject to specific performance requirements of our company. See “Outstanding Equity Awards at 2010 Fiscal Year-End,” footnote (23).

(10)	The amount shown reflects the grant date fair value of each equity award computed in accordance with SFAS 123R (disregarding an estimate of forfeitures). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 16, 2011. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers upon exercise or sale of such award.

Outstanding Equity Awards at 2010 Fiscal Year-End

The table below shows all outstanding equity awards held by the Named Executive Officers at the end of our fiscal year ended December 31, 2010. All awards were granted under our 1997 Stock Plan.

	Option Awards								Stock Awards
		Number of Securities Underlying Unexercised Options (#)				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (32)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (32)
Name	Grant Date	Exercisable		Unexercisable
Ronald A. Sege	08/19/2010	—		250,000	(1)	—	7.46	08/19/2017	—		—	—		—
	08/19/2010	—		—		—	—	—	125,000	(2)	1,273,750
	08/19/2010	—		—		—	—	—	—		—	125,000	(3)	1,273,750

M. Kenneth Oshman	12/17/2008	25,000	(4)	25,000	(4)	—	7.69	12/17/2013	—		—	—		—
	12/17/2008	9,376	(5)	9,374	(5)	—	7.69	12/17/2013	—		—	—		—
	12/17/2008	37,500	(6)	18,750	(6)	—	7.69	12/17/2012	—		—	—		—
	12/17/2008	150,000	(7)	—		—	7.69	12/17/2011	—		—	—		—
	05/14/2009	18,750	(8)	56,250	(8)	—	7.47	05/14/2014	—		—	—		—
	09/10/2007	—		—		—	—	—	4,687	(9)	47,761	—		—
	05/27/2008	—		—		—	—	—	12,500	(10)	127,375	—		—
	10/23/2008	—		—		—	—	—	12,500	(11)	127,375	—		—
	03/10/2010	—		—		—	—	—	10,213	(12)	104,070	—		—
	05/26/2010	—		—		—	—	—	78,000	(13)	794,820	—		—
	05/14/2009	—		—		—	—	—	—		—	25,000	(14)	254,750

Robert R. Maxfield	04/21/2006	10,000	(15)	—		—	7.99	04/21/2011	—		—	—		—
	05/15/2007	10,000	(15)	—		—	13.74	05/15/2012	—		—	—		—
	05/14/2009	10,000	(15)	—		—	7.47	05/14/2014	—		—	—		—

Oliver R. Stanfield	10/31/2006	37,500	(16)	—		—	8.43	10/31/2011	—		—	—		—
	12/17/2008	12,500	(17)	12,500	(17)	—	7.69	12/17/2013	—		—	—		—
	12/17/2008	6,250	(18)	6,250	(18)	—	7.69	12/17/2013	—		—	—		—
	05/14/2009	8,438	(8)	25,312	(8)	—	7.47	05/14/2014	—		—	—		—
	09/10/2007	—		—		—	—	—	3,125	(19)	31,844	—		—
	05/27/2008	—		—		—	—	—	6,250	(20)	63,688	—		—
	10/23/2008	—		—		—	—	—	7,500	(21)	76,425	—		—
	03/10/2010	—		—		—	—	—	9,368	(22)	95,460	—		—
	05/26/2010	—		—		—	—	—	35,000	(13)	356,650	—		—
	05/14/2009	—		—		—	—	—	—		—	11,250	(14)	114,638
	08/24/2010	—		—		—	—	—	—		—	45,000	(23)	458,550

	Option Awards								Stock Awards
		Number of Securities Underlying Unexercised Options (#)				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (32)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (32)
Name	Grant Date	Exercisable		Unexercisable
Michael T. Anderson	11/10/2009	18,750	(24)	56,250	(24)	—	12.82	11/10/2014	—		—	—		—
	11/10/2009	—		—		—	—	—	18,750	(25)	191,063	—		—
	03/10/2010	—		—		—	—	—	10,893	(22)	111,000	—		—
	05/26/2010	—		—		—	—	—	35,000	(13)	356,650	—		—
	08/24/2010	—		—		—	—	—	—		—	45,000	(23)	458,550

Anders Axelsson	12/17/2008	8,750	(26)	8,750	(26)	—	7.69	12/17/2013	—		—	—		—
	12/17/2008	4,376	(27)	4,374	(27)	—	7.69	12/17/2013	—		—	—		—
	12/17/2008	17,500	(28)	8,750	(28)	—	7.69	12/17/2012	—		—	—		—
	12/17/2008	35,000	(29)	—		—	7.69	12/17/2011	—		—	—		—
	05/14/2009	7,500	(8)	22,500	(8)	—	7.47	05/14/2014	—		—	—		—
	09/10/2007	—		—		—	—	—	2,187	(30)	22,286	—		—
	05/27/2008	—		—		—	—	—	4,374	(31)	44,571	—		—
	10/23/2008	—		—		—	—	—	7,500	(21)	76,425	—		—
	03/10/2010	—		—		—	—	—	5,882	(22)	59,938	—		—
	05/26/2010	—		—		—	—	—	31,000	(13)	315,890	—		—
	05/14/2009	—		—		—	—	—	—		—	10,000	(14)	101,900
	08/24/2010	—		—		—	—	—	—		—	45,000	(23)	458,550

(1)	This SAR is subject to vesting at the rate of one-fourth of the shares on August 19, 2011 and each one-year anniversary thereafter, subject to continued employment with our company.
(2)	This restricted stock award vests as to one-fourth of the shares on August 19, 2011 and each one-year anniversary thereafter, subject to continued employment with our company.
(3)	This performance-based restricted stock award vests as to 62,500 only after (a) Mr. Sege has remained employed by our company through August 19, 2011, and (b) upon our company having reported four consecutive quarters of cumulative non-GAAP operating profit on or prior to April 1, 2015. The remaining 62,500 shares subject to the award will vest only after (a) Mr. Sege has remained employed by our company through August 19, 2012, and (b) upon our company having reported a fiscal year with a specified percentage of non-GAAP operating profit. Any unvested shares subject to the award will expire and be forfeited on April 1, 2015 to the extent that the performance conditions are not met.
(4)	In December 2008, our company completed an equity compensation “Exchange Program” under which eligible employees were given an opportunity to exchange some or all of their outstanding stock options and SARs for a predetermined number of new SARs, if the existing awards were “underwater” on the December 17, 2008 exchange grant date for the Exchange Program. An option or SAR was “underwater” if its exercise price is more than the market value of our common stock on the exchange grant date. This SAR was issued pursuant to the Exchange Program in exchange for a 75,000 share SAR granted on May 27, 2008, and re-priced from $13.32 per share to $7.69 per share. The shares vest at the rate of one-fourth of the shares on December 17, 2009 and each one-year anniversary thereafter, subject to continued employment with our company.
(5)	This SAR was issued pursuant to the Exchange Program in exchange for a 56,250 share SAR granted on September 10, 2007, and re-priced from $27.80 per share to $7.69 per share. The shares vest at the rate of one-fourth of the shares on December 17, 2009 and each one-year anniversary thereafter, subject to continued employment with our company.
(6)	This SAR was issued pursuant to the Exchange Program in exchange for a 56,250 SAR right granted on October 31, 2006, and re-priced from $8.43 per share to $7.69 per share. The shares vest at the rate of one-third of the shares on December 17, 2009 and each one-year anniversary thereafter, subject to continued employment with our company.
(7)	This SAR was issued pursuant to the Exchange Program in exchange for a 150,000 share stock option granted on August 15, 2005, and re-priced from $8.19 per share to $7.69 per share. The shares vest at the rate of one-half of the shares on each of December 17, 2009 and December 17, 2010, subject to continued employment with our company.
(8)	This SAR is subject to vesting at the rate of one-fourth of the shares on May 14, 2010 and each one-year anniversary thereafter, subject to continued employment with our company.

(9)	This performance share grant was originally for 18,750 shares and subject to vesting at the rate of one-fourth of the shares on September 10, 2008 and each one-year anniversary thereafter, subject to continued employment with our company. As of December 31, 2010, 14,063 of such performance shares have been released.
(10)	This performance share grant was originally for 25,000 shares and subject to vesting at the rate of one-fourth of the shares on May 27, 2009 and each one-year anniversary thereafter, subject to continued employment with our company. As of December 31, 2010, 12,500 of such performance shares have been released.
(11)	This performance share grant was originally for 25,000 shares and subject to vesting at the rate of one-fourth of the shares on October 23, 2009 and each one-year anniversary thereafter, subject to continued employment with our company. As of December 31, 2010, 12,500 of such performance shares have been released.
(12)

This performance share grant was originally for 40,850 shares and subject to vesting at the rate of 1/12th of the shares on April 1, 2010 and each one-month anniversary thereafter, subject to continued employment with our company. As of December 31, 2010, 30,637 of such performance shares have been released.

(13)	This performance share grant is subject to vesting at the rate of one-fourth of the shares on May 26, 2011 and each one-year anniversary thereafter, subject to continued employment with our company.
(14)	Subject to continued employment with our company, this performance share grant vests as to 25% on each one-year anniversary of the May 14, 2009 date of grant, in each case subject to the satisfaction of the following performance criterion: In the event we achieve four consecutive quarters of cumulative non-GAAP operating income (as defined below) on or before May 14, 2014, such shares of common stock will be issued to the employee upon settlement of the performance shares, subject to the employee continuing to be a Service Provider (as defined in our 1997 Stock Plan) as of date of determination that the performance criterion has been achieved. “Non-GAAP operating income” means operating income under generally accepted accounting principles, excluding the following: (i) stock-based compensation expense; (ii) one-time charges associated with business combinations; (iii) amortization of intangibles associated with business combinations; (iv) impairment charges; and (v) the affect of any extraordinary event that our Compensation Committee, in the exercise of its reasonable discretion, determines should be excluded.
(15)	This fully vested stock option was granted to Mr. Maxfield in his capacity as a non-employee director.
(16)	This SAR is subject to vesting at the rate of one-fourth of the shares on October 31, 2007 and each one-year anniversary thereafter, subject to continued employment with our company.
(17)	This SAR was issued pursuant to the Exchange Program in exchange for a 37,500 share SAR granted on May 27, 2008, and re-priced from $13.32 per share to $7.69 per share. The shares vest at the rate of one-fourth of the shares on December 17, 2009 and each one-year anniversary thereafter, subject to continued employment with our company.
(18)	This SAR was issued pursuant to the Exchange Program in exchange for a 37,500 share SAR granted on September 10, 2007, and re-priced from $27.80 per share to $7.69 per share. The shares vest at the rate of one-fourth of the shares on December 17, 2009 and each one-year anniversary thereafter, subject to continued employment with our company.
(19)	This performance share grant was originally for 12,500 shares and subject to vesting at the rate of one-fourth of the shares on September 10, 2008 and each one-year anniversary thereafter, subject to continued employment with our company. As of December 31, 2010, 9,375 of such performance shares have been released.
(20)	This performance share grant was originally for 12,500 shares and subject to vesting at the rate of one-fourth of the shares on May 27, 2009 and each one-year anniversary thereafter, subject to continued employment with our company. As of December 31, 2010, 6,250 of such performance shares have been released.
(21)	This performance share grant was originally for 15,000 shares and subject to vesting at the rate of one-fourth of the shares on October 23, 2009 and each one-year anniversary thereafter, subject to continued employment with our company. As of December 31, 2010, 7,500 of such performance shares have been released.
(22)	This performance share grant vested as to 100% on March 1, 2011. All of such performance shares have been released.
(23)	This performance share grant vests as to 50% of the shares only if the officer remains employed with our company through the first anniversary of the grant date and only if our company reports four consecutive quarters of cumulative non-GAAP operating profit following the date of grant and on or prior to April 1, 2015. The remaining 50% of the performance shares will vest only if the officer remains employed with our company through the second anniversary of the grant date and only if our company reports a completed fiscal year with a specified non-GAAP operating profit following the date of grant and on or prior to April 1, 2015.
(24)	This SAR is subject to vesting at the rate of one-fourth of the shares on November 10, 2010 and each one-year anniversary thereafter, subject to continued employment with our company.
(25)	This performance share grant is subject to vesting at the rate of one-fourth of the shares on November 10, 2010 and each one-year anniversary thereafter, subject to continued employment with our company.
(26)	This SAR was issued pursuant to the Exchange Program in exchange for a 26,250 share SAR granted on May 27, 2008, and re-priced from $13.32 per share to $7.69 per share. The shares vest at the rate of one-fourth of the shares on December 17, 2009 and each one-year anniversary thereafter, subject to continued employment with our company.
(27)	This SAR was issued pursuant to the Exchange Program in exchange for a 26,250 share SAR granted on September 10, 2007, and re-priced from $27.80 per share to $7.69 per share. The shares vest at the rate of one-fourth of the shares on December 17, 2009 and each one-year anniversary thereafter, subject to continued employment with our company.
(28)	This SAR was issued pursuant to the Exchange Program in exchange for a 26,250 share SAR granted on October 31, 2006, and re-priced from $8.43 per share to $7.69 per share. The shares vest at the rate of one-third of the shares on December 17, 2009 and each one-year anniversary thereafter, subject to continued employment with our company.

(29)	This SAR was issued pursuant to the Exchange Program in exchange for a 35,000 share stock option granted on August 15, 2005, and re-priced from $8.19 per share to $7.69 per share. The shares vest at the rate of one-half of the shares on each of December 17, 2009 and December 17, 2010, subject to continued employment with our company.
(30)	This performance share grant was originally for 8,750 shares and subject to vesting at the rate of one-fourth of the shares on September 10, 2008 and each one-year anniversary thereafter, subject to continued employment with our company. As of December 31, 2010, 6,563 of such performance shares have been released.
(31)	This performance share grant was originally for 8,750 shares and subject to vesting at the rate of one-fourth of the shares on May 27, 2009 and each one-year anniversary thereafter, subject to continued employment with our company. As of December 31, 2010, 4,376 of such performance shares have been released.
(32)	The market value is based on the $10.19 per share closing price of our common stock on December 31, 2010.

Option Exercises and Stock Vested for Fiscal 2010

The table below shows all stock options and SARs exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the Named Executive Officers during the fiscal year ended December 31, 2010.

	Option Awards				Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($) (1)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (2)
Name
Ronald A. Sege	—		—		—		—
M. Kenneth Oshman	345,000		400,200		111,460		926,180
Robert R. Maxfield	10,000	(3)	11,800	(3)	65,790	(4)	527,104	(4)
Oliver R. Stanfield	180,000		207,700		27,732		234,119
Michael T. Anderson	—		—		6,250		55,688
Anders Axelsson	60,000		64,400		22,374		188,658

(1)	The value realized equals the difference between the option exercise price or the SAR grant price, as applicable, and the fair market value of our common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)	The value realized equals the fair market value of our common stock on the date of vesting, multiplied by the number of shares vested.
(3)	Pertains to option shares granted to Mr. Maxfield in his capacity as a director of our company.
(4)	Pertains to performance shares granted to Mr. Maxfield in his capacity as our PEO.

Potential Payments Upon Termination or Change in Control

1997 Stock Plan

The following table sets forth the estimated benefit to the Named Executive Officers in the event a successor corporation had refused to assume or substitute for the Named Executive Officers’ outstanding equity awards, assuming the date of the triggering event was December 31, 2010.

Name	Estimated Benefits ($) (1)
Ronald A. Sege	3,230,000
M. Kenneth Oshman	1,741,961
Robert R. Maxfield	49,200
Oliver R. Stanfield	1,312,977
Michael T. Anderson	1,117,262
Anders Axelsson	1,195,444

(1)	Based on the aggregate market value of unvested SARs and performance shares and assuming that the triggering event took place on the last business day of fiscal 2010 (December 31, 2010), and the price per share of Echelon’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($10.19). Aggregate market value for SARs is computed by multiplying (i) the difference between $10.19 and the stated exercise price of the SAR, by (ii) the number of shares underlying unvested SARs at December 31, 2010. Aggregate market value for performance shares is computed by multiplying (i) $10.19 by (ii) the number of shares underlying unvested performance shares at December 31, 2010. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Employment Agreement with Ronald A. Sege

The following table provides information concerning the estimated payments and benefits that would have been provided to Mr. Sege in the event of termination in the regular course of business or termination in connection with a change-in-control, assuming a termination date of December 31, 2010.

	Estimated Payments and Benefits (1)
	Involuntary Termination Other Than for Cause or Voluntary Termination for Good Reason
	Not in Connection with a Change-in-Control ($)	In Connection with a Change-in-Control ($)
Salary	400,000	600,000
Annual Incentive Bonus	145,833	145,833
Vesting Acceleration on Equity Awards (2)	489,063	3,230,000
Reimbursement for Premiums Paid for Continued Health Benefits (3)	47,102	47,102
Total Termination Benefits	1,081,998	4,022,935

(1)	Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2010 (December 31, 2010), and the price per share of our company’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($10.19). The payments and benefits shown in connection with a change of control are estimated assuming that the executive does not use transitional outplacement benefits; amounts for any such benefits actually paid are not expected to be significant. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such an event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.
(2)	Reflects the aggregate market value of unvested shares of restricted stock and SARs that would become vested under the circumstances. Aggregate market value for such shares of restricted stock is computed by multiplying $10.19 by the number of unvested shares at December 31, 2010. Aggregate market value for such SARs is computed by multiplying (i) the difference between $10.19 and the stated exercise price of the SAR, by (ii) the number of shares underlying unvested SARs at December 31, 2010.
(3)	Assumes continued coverage of health coverage benefits for eighteen months for Mr. Sege, his spouse and dependents at the same level of coverage provided at December 31, 2010.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, the following directors were members of Echelon’s Compensation Committee: Armas Clifford Markkula, Jr., Richard M. Moley and Betsy Rafael. None of these directors has at any time been an officer or employee of Echelon. None of Echelon’s executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Echelon’s Board of Directors or Compensation Committee.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 about our equity compensation plans under which shares of our common stock may be issued to employees, consultants or members of our Board of Directors:

	(a)	(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders (1)(2)	6,476,816	$5.64	(3)	11,420,522
Equity compensation plans not approved by security holders	—	—		—

Total	6,476,816	$5.64	(3)	11,420,522

(1)	These plans include our 1997 Stock Plan and our 1998 Director Option Plan. Our 1998 Director Option Plan expired in July 2008.
(2)	The number of shares reserved for issuance under our 1997 Stock Plan is subject to an automatic annual increase equal to the lesser of (i) 5,000,000 shares, (ii) 4% of our outstanding common stock on the first day of our fiscal year or (iii) a lesser number of shares determined by our Board of Directors.
(3)	The weighted average exercise price reflects the issuance of 2,201,169 performance shares, for which no consideration will be paid upon exercise. The weighted average exercise price for the remaining securities to be issued upon exercise of outstanding options, warrants and rights (4,275,647 shares) is $8.55.

Policies and Procedures with Respect to Related Party Transactions

Our Corporate Governance Guidelines require our directors to take a proactive, focused approach to their position and to set standards that ensure our company is committed to business success through the maintenance of the highest standards of responsibility and ethics. Thus, our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Echelon’s preference to avoid related party transactions.

The charter of our Audit Committee requires that the members of the Audit Committee, all of whom are independent directors, review and approve in advance all related party transactions for which approval is required under applicable law. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which our company is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of Echelon;

•	any person who is known to be the beneficial owners of more than 5% of our common stock;

•

any person who is an immediate family member (as defined in Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

Certain Relationships

Agreements with ENEL

In June 2000, we entered into a stock purchase agreement with Enel pursuant to which Enel purchased 3.0 million newly issued shares of our common stock for $130.7 million. The closing of this stock purchase occurred on September 11, 2000. At the closing, Enel had agreed that it would not, except under limited circumstances, sell or otherwise transfer any of those shares for a specified time period. That time period expired September 11, 2003. To our knowledge, Enel has not disposed of any of its 3.0 million shares. Under the terms of the stock purchase agreement, Enel has the right to nominate a member of our Board of Directors. A representative of Enel is not presently serving on our Board of Directors.

At the time we entered into the stock purchase agreement with Enel, we also entered into a research and development agreement with an affiliate of Enel (the “R&D Agreement”). Under the terms of the R&D Agreement, we cooperated with Enel to integrate our LONWORKS technology into Enel’s remote metering management project in Italy, the Contatore Elettronico. We completed the sale of our components and products for the deployment phase of the Contatore Elettronico project during 2005. During 2006, we supplied Enel and its designated manufacturers with limited spare parts for the Contatore Elettronico system. In October 2006, we entered into a new development and supply agreement and a software enhancement agreement with Enel. Under the development and supply agreement, Enel and its contract manufacturers purchase additional electronic components and finished goods from us. Under the software enhancement agreement, we provide software enhancements to Enel for use in its Contatore Elettronico system. Both the development and supply agreement and the software enhancement agreement expire in December 2011, although delivery of products and services can extend beyond those dates and the agreements may be extended under certain circumstances.

Reimbursement of Travel Expenses

Mr. Oshman, Chairman of our Board of Directors, from time to time uses his private plane or private air travel services for company business for himself and any employees that accompany him. In August 2008, our Board of Directors approved a reimbursement arrangement whereby our company will reimburse Mr. Oshman for 50% of the costs incurred for his private plane or charter aircraft travel on company business. These costs include flight charges (subject to any discounted rate that may apply), fuel, fuel surcharges, landing fees, crew costs and related expenses. Our Audit Committee regularly reviews these expenses. During 2010, we recognized a total of approximately $96,000 in expenses pursuant to this reimbursement arrangement.

In November 2009, our Board of Directors approved a similar reimbursement arrangement for Robert R. Maxfield, upon his appointment as President and Chief Executive Officer, whereby our company would reimburse Mr. Maxfield for 50% of the costs incurred by Mr. Maxfield for his charter aircraft travel on company business. Alternatively, if Mr. Maxfield used his private plane on company business, our company would reimburse him for the cost of first class commercial air travel services for himself and company employees who accompanied him. During 2010, we recognized a total of approximately $1,000 in expenses pursuant to this reimbursement arrangement.

Legal Services

During fiscal year 2010, the law firm of Wilson Sonsini Goodrich & Rosati, P.C. acted as principal outside counsel to our company. Mr. Sonsini, a director of our company, is a member of Wilson Sonsini Goodrich & Rosati, P.C. We incur bills for legal services that vary from year to year depending upon our legal needs. In determining the independence of Mr. Sonsini, our Board of Directors reviews our relationship with Wilson Sonsini Goodrich & Rosati, P.C. in conjunction with the applicable independence guidelines under the applicable listing standards of the Nasdaq Stock Market and SEC rules.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Information

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file certain reports with the SEC regarding ownership of, and transactions in, our securities. Such officers, directors and 10% stockholders are also required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were complied with during the fiscal year ended December 31, 2010. In 2010, Robert J. Finocchio filed one late Form 4 with respect to a gift transaction that occurred in 2004.

No Incorporation by Reference

In Echelon’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee of our Board of Directors” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Stockholder Proposals—2012 Annual Meeting

Stockholders may present proposals for action at a future meeting if they comply with SEC rules and Echelon’s bylaws. For additional details and deadlines for submitting proposals, see “Deadline for Receipt of Stockholder Proposals” in this Proxy Statement above. If you would like a copy of the requirements contained in our bylaws, please contact: Kathleen B. Bloch, Senior Vice President, General Counsel and Secretary, Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126.

Available Information

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 without charge by sending a written request to Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126, Attention: Investor Relations. The annual report is also available online at www.echelon.com or the SEC’s website at www.sec.gov.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the Audit Committee of our Board of Directors shall not be deemed “filed” with the SEC or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

The Audit Committee of our Board of Directors serves as the representative of our Board of Directors for general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Our management has primary responsibility for preparing our financial statements and our financial reporting process. Our independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion on the conformity of our fiscal year 2010 audited financial statements to generally accepted accounting principles. In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with our management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and KPMG LLP to help give the Audit Committee comfort in connection with its review.

2. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the independence of KPMG LLP.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which can be viewed at the investor relations section of our website at www.echelon.com. Each of the members of the Audit Committee is independent as defined under the listing standards of the National Association of Securities Dealers.

Audit Committee

Robert J. Finocchio, Jr., Chairman

Robyn M. Denholm

Betsy Rafael

OTHER MATTERS

As of the date hereof, our Board of Directors is not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as our Board of Directors recommends or as they otherwise deem advisable.

THE BOARD OF DIRECTORS

San Jose, California

April 14, 2011

ECHELON CORPORATION ATTN: MIKE MARSZEWSKI 550 MERIDIAN AVE. SAN JOSE, CA 95126

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01	M. Kenneth Oshman 02 Ronald A. Sege 03 Larry W. Sonsini

The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.						☐	☐	☐

3.	To approve, by non-binding vote, executive compensation.						☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:						3 years	2 years	1 year	Abstain

4.	To recommend, by non-binding vote, the frequency of executive compensation votes.					☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000101629_1    R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K Wrap is/are available at www.proxyvote.com.

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ECHELON CORPORATION

2011 Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ECHELON CORPORATION

The undersigned stockholder of Echelon Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 14, 2011, and hereby appoints Kathleen B. Bloch and Oliver R. Stanfield, and each of them, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders of Echelon Corporation to be held on Tuesday, May 24, 2011, at 10:00 a.m., Pacific Time, at 570 Meridian Avenue, San Jose, CA 95126, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

This proxy will be voted as directed, or, if no direction is given, will be voted “FOR” the nominees listed in Proposal 1, “FOR” Proposals 2 and 3, “THREE YEARS” for Proposal 4, and as said Proxies deem advisable on such other matters as may properly come before the meeting.

        Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000101629_2    R1.0.0.11699